Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

NEWSIGHT IMAGING LTD.,

NEWSIGHT MERGERSUB, INC.,

and

VISION SENSING ACQUISITION CORP.

Dated as of August 30, 2022

Table of Contents

Article I MERGER		3

1.1	Merger	3
1.2	Effective Time	4
1.3	Effect of the Merger	4
1.4	Organizational Documents of the Company and the Surviving Company	4
1.5	Directors and Officers of the Company	4
1.6	Directors and Officers of the Surviving Company	4
1.7	Effect of Merger on Merger Sub Common Stock	5
1.8	Effect of Merger on Issued Securities of VSAC	5
1.9	Withholding Rights	7
1.10	Effect of Merger on Company Securities	9
1.11	VSAC Securities and Certificates	9
1.12	Taking of Necessary Action; Further Action	10
1.13	Tax Consequences	10
1.14	Certain Adjustments	10

Article II CLOSING		10

2.1	Closing	10

Article III REPRESENTATIONS AND WARRANTIES OF VSAC		11

3.1	Organization and Standing	11
3.2	Authorization; Binding Agreement	11
3.3	Governmental Approvals	12
3.4	Non-Contravention	12
3.5	Capitalization	12
3.6	SEC Filings and VSAC Financials	13
3.7	Absence of Certain Changes	15
3.8	Compliance with Laws	15
3.9	Actions; Orders; Permits	16
3.10	Taxes and Returns	16
3.11	Employees and Employee Benefit Plans	17
3.12	Properties	17
3.13	Material Contracts	17
3.14	Transactions with Affiliates	17
3.15	Investment Company Act	17
3.16	Finders and Brokers	18
3.17	Opinion of Financial Advisor	18
3.18	Certain Business Practices	18
3.19	Insurance	19
3.20	Information Supplied	19
3.21	Independent Investigation	19
3.22	Trust Account	20

i

3.23	Company Representations	20
3.24	No Other Representation	20

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21

4.1	Organization and Standing	21
4.2	Authorization; Binding Agreement	21
4.3	Capitalization	22
4.4	Subsidiaries	23
4.5	Merger Sub	24
4.6	Governmental Approvals	24
4.7	Non-Contravention	24
4.8	Financial Statements	25
4.9	Absence of Certain Changes	27
4.10	Compliance with Laws	27
4.11	Company Permits	27
4.12	Litigation	28
4.13	Material Contracts	28
4.14	Intellectual Property	30
4.15	Privacy	33
4.16	Taxes and Returns	34
4.17	Real Property	36
4.18	Personal Property	36
4.19	Employee Matters	37
4.20	Benefit Plans	38
4.21	Environmental Matters	39
4.22	Transactions with Related Persons	40
4.23	Insurance	41
4.24	Books and Records	41
4.25	Top Customers and Vendors	41
4.26	Certain Business Practices	42
4.27	Investment Company Act	43
4.28	Finders and Brokers	43
4.29	Information Supplied	43
4.30	Independent Investigation	44
4.31	Disclosure	44
4.32	No Other Representations or Warranties; No Reliance	44

Article V COVENANTS		45

5.1	Access and Information	45
5.2	Conduct of Business of the Company and Merger Sub	46
5.3	Conduct of Business of VSAC	49
5.4	Delivery of Interim Financials, Audited Financials and Subsequent Annual and Interim Financial Statements	51
5.5	Redemptions	52
5.6	VSAC Public Filings	52

ii

5.7	No Solicitation	53
5.8	No Trading	54
5.9	Notification of Certain Matters	54
5.10	Efforts	54
5.11	Further Assurances	56
5.12	The Registration Statement	56
5.13	Public Announcements	59
5.14	Confidential Information	60
5.15	Documents and Information	61
5.16	Post-Closing Board and Executive Officers	62
5.17	Equity Incentive Plan	62
5.18	Indemnification of Directors and Officers; Tail Insurance	62
5.19	Trust Account Proceeds	64
5.20	PIPE Investment	64
5.21	F-1 Registration Statement	65
5.22	Employment Agreements	65
5.23	Tax Matters	65
5.24	NASDAQ Listing	66

Article VI CLOSING CONDITIONS		67

6.1	Conditions to Each Party’s Obligations	67
6.2	Conditions to Obligations of the Company and Merger Sub	68
6.3	Conditions to Obligations of VSAC	70
6.4	Frustration of Conditions	72

Article VII TERMINATION AND EXPENSES		73

7.1	Termination	73
7.2	Effect of Termination	74
7.3	Fees and Expenses	74

Article VIII WAIVERS AND Releases		75

8.1	Waiver of Claims Against Trust	75

Article IX MISCELLANEOUS		76

9.1	Notices	76
9.2	Binding Effect; Assignment	77
9.3	Non-Survival of Representations, Warranties	77
9.4	Third Parties	77
9.5	Governing Law; Jurisdiction	78
9.6	WAIVER OF JURY TRIAL	78
9.7	Specific Performance	78
9.8	Severability	79
9.9	Amendment	79
9.10	Waiver	79
9.11	Entire Agreement	79
9.12	Interpretation	79
9.13	Counterparts	80
9.14	Legal Representation	80

Article X DEFINITIONS		82

10.1	Certain Definitions	82
10.2	Section References	93

iii

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Restated VSAC Certificate

Exhibit B	Form of Assignment, Assumption and Amendment to Warrant Agreement

Exhibit C	Form of Lock-Up Agreement

Exhibit D	Form of Non-Competition and Non-Solicitation Agreement

Exhibit E	Founder Registration Rights Agreement Amendment

Exhibit F	Form of Sponsor Voting Agreement

Exhibit G	Form of Voting Agreement

Exhibit H	Restated Company Articles

Exhibit I	Form of Insider Letter Amendment

Exhibit J	Registration Rights Agreement

iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 30, 2022 by and among (i) Newsight Imaging Ltd., an Israeli company (the “Company”), (ii) Newsight MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and (iii) Vision Sensing Acquisition Corp., a Delaware corporation (“VSAC”). The Company, Merger Sub and VSAC are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Company is a leading semiconductor company for 3D CMOS and spectral image sensor chips;

WHEREAS, the Company owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into VSAC, with VSAC continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), as a result of which:

(i)	prior to, but contingent upon, the Closing of the Merger, pursuant to a recapitalization (the actions described in this clause (i), collectively, the “Recapitalization”) approved by the Company’s shareholders, the Company shall effect a share split (the “Split”) of the Company’s ordinary shares, with a nominal value of NIS 0.1 per share (“Company Ordinary Shares”), but excluding any Company Ordinary Shares issued or issuable in connection with the PIPE Investment (as defined below) as permitted by Section 5.20(a), using a conversion ratio (the “Conversion Ratio”) that will result in the aggregate value of all of the outstanding Company Ordinary Shares after giving effect to the Split being valued at $10.00 per share and having an aggregate value equal to $215,000,000, such that following such Recapitalization, for the avoidance of doubt, the Company Ordinary Shares shall be valued at $10.00 per share, and as a result of the Recapitalization, each of the outstanding options to purchase Company Ordinary Shares (including, any options granted subsequent to the date of this Agreement pursuant to Section 5.2(b)(ii)) (collectively, the “Continuing Company Options”) shall be adjusted using the Conversion Ratio to reflect the Recapitalization as set forth in Section 1.10;

(ii)	as more thoroughly described in Article I, immediately following the consummation of the Recapitalization, Merger Sub shall, at the Effective Time, be merged with and into VSAC, which shall continue as a wholly-owned subsidiary of the Company, and in connection therewith, as more thoroughly described in Section 1.8(a), each share of VSAC Class A common stock, par value $0.0001 per share (“VSAC Class A Stock”), and each share of VSAC Class B common stock, par value $0.0001 per share (“VSAC Class B Stock,” and, together with the VSAC Class A Stock, the “VSAC Common Stock”), in each instance, issued and outstanding immediately prior to the Effective Time, including shares of VSAC Class A Stock issued in a PIPE Investment to be consummated immediately prior to the Effective Time (as more thoroughly described in Section 5.20 below), shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive an equal number of Company Ordinary Shares;

1

(iii)	the certificate of incorporation of VSAC shall be amended and restated in the form of Exhibit A (the “Restated VSAC Certificate”) and each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall become and be converted into one share of common stock, par value $0.01 per share, of VSAC (“New VSAC Common Stock”), and the corporate name of VSAC shall be changed to Newsight HoldCo, Inc., with the result that the Surviving Company is a direct, wholly-owned subsidiary of the Company; and

(iv)	as more thoroughly described in Article I, the Company will assume all of the outstanding VSAC Warrants and each VSAC Warrant will become a warrant to purchase the same number of Company Ordinary Shares at the same exercise price during the same exercise period and otherwise on the same terms as the VSAC Warrant being assumed pursuant to the terms of an assignment, assumption and amendment agreement with respect to the Warrant Agreement substantially in the form attached hereto as Exhibit B (the “Assignment, Assumption and Amendment to Warrant Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company shall enter into Lock-Up Agreements between the Company and each of the Significant Company Shareholders in the form of Exhibit C all of which will automatically become effective as of the Effective Time (the “Lock-Up Agreements”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Vision Sensing LLC (“Sponsor”) has entered into a Voting Agreement with the Company, the form of which is attached as Exhibit F hereto (the “Sponsor Voting Agreement”);

WHEREAS, prior to the filing of the Registration Statement (as defined below), the Company, VSAC and Vision Sensing LLC (the “Sponsor”) shall enter into an amendment to the Registration Rights Agreement, dated as of November 1, 2021 (the “Founder Registration Rights Agreement”), by and between VSAC and the Sponsor, in the form of Exhibit E (the “Founder Registration Rights Agreement Amendment”), pursuant to which the Company shall assume the obligations of VSAC under the Founder Registration Rights Agreement, which will become effective as of the Effective Time;

WHEREAS, following their entry into this Agreement, VSAC and the Company may seek to enter into subscription agreements with certain investors in one or more private placements to purchase VSAC Class A Stock and/or Company Ordinary Shares on terms and conditions mutually acceptable to VSAC and the Company, to be consummated immediately prior to the Recapitalization with respect to subscriptions for Company Ordinary Shares and immediately following the Recapitalization with respect for subscriptions for VSAC Class A Common Stock, and in each case prior to the Effective Time;

2

WHEREAS, the Company and VSAC have received voting and support agreements in the form attached as Exhibit G hereto (collectively, the “Voting Agreements”) signed by VSAC, the Company, officers and directors of the Company and the Significant Company Shareholders, indicating the agreement of such Company shareholders to approve the Merger and the other Transactions contemplated by this Agreement;

WHEREAS, in connection with the consummation of the Merger, the Company, the Sponsor, VSAC and the other parties to the Insider Letter will on or prior to the Closing enter into an amendment to the Insider Letter, in substantially the form attached as Exhibit I hereto (the “Insider Letter Amendment”), to, among other matters, have the Company assume the rights and obligations of VSAC thereunder with respect to the Company Securities issued in replacement for the VSAC Securities;

WHEREAS, in connection with the consummation of the Merger, certain shareholders of the Company will on or prior to the Closing enter into a registration rights agreement to provide those shareholders of the Company with registration rights, in substantially the form attached as Exhibit J hereto (the “Registration Rights Agreement”), which will become effective as of the Effective Time;

WHEREAS, for United States federal income tax purposes, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

WHEREAS, the boards of directors of Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of VSAC (upon the unanimous recommendation of the Special Committee (as defined below) has (a) determined that the Transactions are fair, advisable and in the best interests of VSAC and its stockholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Section 10.1 hereof;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

3

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (the “Delaware Law”), VSAC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into VSAC with VSAC being the surviving entity (the “Surviving Company”), following which the separate corporate existence of Merger Sub shall cease and VSAC shall continue as the surviving entity.

1.2 Effective Time. VSAC and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to VSAC and the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”) pursuant to the Delaware Law. The Certificate of Merger shall provide that upon the filing of the Certificate of Merger, the certificate of incorporation of the Surviving Company shall be the Restated VSAC Certificate.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and VSAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and VSAC set forth in this Agreement and the Ancillary Documents to be performed after the Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of the Company. Upon the effectiveness of the Merger, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Company, and the by-laws of Merger Sub shall become the by-laws of the Surviving Company.

1.4 Organizational Documents of the Company and the Surviving Company. Prior to or in connection with the Recapitalization, the Amended and Restated Articles of Association of the Company currently in effect (the “Existing Articles”) shall be amended and restated as provided in Exhibit H, following approval by the Company’s board of directors and shareholders (the “Restated Company Articles”), such amendment and restatement to the articles of association of the Company (i) to provide for the Recapitalization as described in the Recitals and this Article I, and (ii) to remain in effect until from and after its adoption through the Effective Time and until amended in accordance with the terms thereof and the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”).

1.5 Directors and Officers of the Company. At the Effective Time, (i) the executive officers of the Company shall continue as the executive officers of the Company, each to hold office in accordance with the Restated Company Articles and (ii) the directors of the Company shall be comprised of the individuals determined in the manner set forth in Section 5.16, to continue in such capacity until their respective successors are duly elected or appointed and qualified.

1.6 Directors and Officers of the Surviving Company. At the Effective Time, the board of directors and officers of Merger Sub and VSAC shall cease to hold office, and the board of directors and officers of the Surviving Company shall be appointed as determined by the Company, each to hold office in accordance with the Amended and Restated Articles of Association of the Company of the Surviving Company until their respective successors are duly appointed and qualified.

4

1.7 Effect of Merger on Merger Sub Common Stock. Each outstanding share of common stock, $0.001 par value per share, of Merger Sub shall become and be converted into one share of New VSAC Common Stock, and the Surviving Company shall be a direct wholly-owned Subsidiary of the Company.

1.8 Effect of Merger on Issued Securities of VSAC.

(a) VSAC Common Stock. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of VSAC, the Company or Merger Sub, each share of VSAC Common Stock issued and outstanding prior to the Effective Time, including shares of VSAC Common Stock issued in the PIPE Investment (but, for the avoidance of doubt, excluding any Cancelled Shares), shall become and be converted into the right to receive one Company Ordinary Share. For the avoidance of doubt, if the Company elects to issue Company Ordinary Shares directly to a PIPE Investor who subscribed for VSAC Class A Shares, the Company shall issue one Company Ordinary Share for each share of VSAC Class A Stock otherwise subscribed for, and such issuance shall be in lieu of the obligation of VSAC to issue VSAC Class A Shares to the PIPE Investors.

(b) VSAC Units. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of VSAC, the Company or Merger Sub, every issued and outstanding VSAC Unit outstanding immediately prior to the Effective Time shall be automatically detached, and (i) each share of VSAC Class A Stock forming part of the Unit shall become and be converted into the right to receive one Company Ordinary Share pursuant to Section 1.8(a) of this Agreement and (ii) the three-quarters of one redeemable VSAC Warrant forming part of the Unit shall be assumed by the Company pursuant to the Assignment, Assumption and Amendment to Warrant Agreement and become three-quarters of one Company Warrant to purchase one Company Ordinary Share at an exercise price equal to the exercise price of the VSAC Warrants pursuant to Section 1.8(c).

(c) VSAC Warrants. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of VSAC, the Company or Merger Sub, pursuant to and in accordance with the provisions of the Assignment, Assumption and Amendment to Warrant Agreement each outstanding VSAC Public Warrant and VSAC Private Warrant, including all VSAC Warrants that were included in the VSAC Units, shall be assumed by the Company and shall thereafter represent the right to acquire an equal number of Company Ordinary Shares at an exercise price equal to the exercise price of the VSAC Warrants (the “Company Warrants”), with the public or private nature of the VSAC Warrants being preserved in the Company Warrants. At or prior to the Effective Time, the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery upon the exercise of such Company Warrants.

5

(d) Cancellation of Share Capital Owned by VSAC or the Company. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of VSAC, the Company or Merger Sub, each share of VSAC Common Stock, and any other share of capital stock of VSAC, (i) that are owned by VSAC as treasury shares, (ii) owned by any direct or indirect wholly-owned Subsidiary of VSAC or (iii) that is issued or outstanding and owned directly or indirectly by the Company or Merger Sub immediately prior to the Effective Time (collectively, the “Cancelled Shares”), shall be automatically canceled and extinguished without any conversion thereof or payment or other consideration therefor.

(e) Transfers of Ownership. Subject in all instances to Section 1.11, if any Company Ordinary Shares are to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Company in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of VSAC or any agent designated by it that such tax has been paid or is not payable.

(f) Exchange and Transfer Agent. Prior to the Closing, the Company shall appoint, and enter into an agreement with, Continental Stock Transfer & Trust Company (“Continental” or the “Exchange Agent”) to act as (i) the transfer agent for the Company Ordinary Shares issuable hereunder, and (ii) the warrant agent for the Company Warrants issuable hereunder, in each instance, upon surrender of any underlying certificates or book-entry shares, as applicable. As soon as practicable following the Effective Time, the Company shall cause Continental to record the issuance on the stock records of the Company of the amount of Company Ordinary Shares issuable hereunder and Company Warrants resulting from the assumption of the VSAC Warrants pursuant to the Assignment, Assumption and Amendment to Warrant Agreement.

(g) No Liability; No Further Ownership Rights. Notwithstanding anything to the contrary in this Section 1.8, none of the Company, VSAC or Merger Sub or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. All consideration issuable in accordance with the consummation of the Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to any VSAC Securities and from and after the Effective Time, the holders thereof shall have no right other than to receive the consideration to be paid in connection with the Merger in accordance with this Section 1.8. At the close of business on the day on which the Effective Time occurs, the share transfer books of VSAC shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company or the Company of the VSAC Securities that were outstanding immediately prior to the Effective Time.

(h) No Dissenters Rights. No dissenter’s rights, appraisal rights or other similar rights shall be available with respect to the Merger or the other Transactions contemplated by this Agreement.

(i) Fractional Shares. No fractional Company Ordinary Shares shall be issued to holders of VSAC Securities. All fractional Company Ordinary Shares shall be rounded to the next higher integral number of Company Ordinary Shares.

6

1.9 Withholding Rights

(a) Each of the Company, VSAC, the Exchange Agent and each of their respective affiliates (each, a “Payor”) shall (i) be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law and (ii) duly pay over to the appropriate Governmental Authority any amounts so deducted and withheld. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event that Payor receives a demand from the Israeli Tax Authority (the “ITA”) to withhold any amount out of the amount held by such Payor for distribution to a particular payee, such Payor (i) shall promptly after receipt of such demand notify such payee of such matter and provide such payee with a reasonable period to attempt to delay such requirement or extend the period for complying with such requirement which shall be as evidenced by a written certificate, ruling or confirmation from the ITA, unless otherwise required in writing by the ITA or any applicable Tax Law. The Parties shall cooperate in good faith and use commercially reasonable efforts to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). The Payor shall provide to any Person with respect to which amounts were deducted or withheld with a copy of documentary evidence of withholding and remittance of such amounts to the applicable authorities.

(b) Without limiting the generality of the foregoing, the Parties hereto agree that no withholding or a reduced amount of withholding under Israeli Tax laws will be made from any consideration payable or otherwise deliverable hereunder to any VSAC Security holder if such person provides the Company with a Valid Certificate, at least three (3) Business Days prior to the time such payment of consideration is to be made.

(c) For the avoidance of doubt, the consideration payable under this Agreement to any payee shall be retained by the Exchange Agent for the benefit of such payee until a Valid Certificate providing for a full exemption is delivered to the Company, by such person or that the applicable amounts required to be withheld are fully paid by such person to the Company’s satisfaction. For the avoidance of doubt, the relevant Payor or the Exchange Agent shall not withhold any taxes until such time as such person instructs the Exchange Agent to transfer its respective portion of the consideration, provided that following 180 days from the Closing Date (as may be further extended with respect to all or some of the payees by mutual agreement of the parties), and failing the delivery of such Valid Certificate, the Exchange Agent shall have, in its sole discretion, the authority but not the obligation to sell such person’s Company Ordinary Shares and/or Company Warrants to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes, to remit the Taxes withheld to the appropriate Governmental Authority, and consequently transfer to such person its respective amount of consideration less such numbers of Company Ordinary Shares and/or Company Warrants that represent the amount that was withheld at the source.

7

(d) Notwithstanding anything to the contrary in this Agreement, if the WHT Ruling (as defined below) shall be received and delivered to the Company prior to the applicable withholding date in form and substance reasonably acceptable to Company and the Exchange Agent, then the provisions of the WHT Ruling shall apply to each VSAC Security holder who holds less than five percent (5%) of the share capital of VSAC 10 days prior to the Closing Date (but after giving effect to the redemption of VSAC shares effected or to be effected in accordance with elections made by the VSAC Security holders).

(e) VSAC, in coordination with the Company, following the date hereof will file with the ITA an application for a ruling (in a form and substance acceptable to Company) confirming by virtue of Section 104H of the Ordinance, among others, that the Company and anyone acting on its behalf shall be exempt from withholding Tax obligations in relation to payments made under this Agreement including the issuance of Company Ordinary Shares to the VSAC Securities holders and/or the assumption of the VSAC Warrants making them Company Warrants (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “WHT Ruling”). VSAC shall cause its legal counsel, accountants and other advisors, to coordinate all activities in relation to preparation and filing of such application and obtaining the WHT Ruling with the Company and its legal counsel, including any written or oral submissions, meetings with the tax authorities, as may be necessary proper and advisable. Subject to the terms and conditions hereof, VSAC shall promptly take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable law to obtain the WHT Ruling as promptly as practicable. The final text of the WHT Ruling, including applications and appendices thereof, shall in all circumstances be subject to the prior written consent of Company or its counsel which shall not be unreasonably delayed, conditioned or withheld.

(f) Notwithstanding the aforesaid in this Section 1.9, if, as of the Closing, the WHT Ruling has not been obtained (and if the WHT Ruling is obtained as of the Closing, then with respect to any holder of VSAC Securities that is not exempt from withholding pursuant to the WHT Ruling), then:

(i) the consideration payable to any payee shall be retained by the Exchange Agent for the benefit of such payee until the first to occur of (x) (A) the date on which such payee delivers to the Exchange Agent a valid declaration in a form and substance reasonably acceptable to the Company indicating that it is not and has never been an Israeli Tax resident, that it does not and has never maintained a permanent establishment in Israel, and that it is not a direct or indirect holder of 5% or more of the share capital of VSAC (a “Tax Declaration”), or, (B) if such payee fails to deliver a declaration described in the preceding clause (A), the date of delivery of a Valid Certificate (and if a payee has delivered such documentation prior to the Effective Time, then delivery of such documentation shall be deemed to have been made as of the Effective Time), and (y) the date that is 180 days from the Closing Date (the “Withholding Drop Date”), and

(ii) if any payee that has not provided a Tax Declaration to the Exchange Agent pursuant to Section 1.9(f)(i) fails to provide the Exchange Agent with a Valid Certificate at least three (3) Business Days prior to the Withholding Drop Date, then the amount to be withheld from such payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Law.

8

(g) For the avoidance of doubt, each Payor, as applicable, shall not be required to transfer any portion of the consideration payable under this Agreement to any payee, unless (i) a Valid Certificate providing for a full or partial exemption is delivered by such person (and, if a partial exemption, clause (iii) below shall apply), (ii) a duly executed Tax Declaration is delivered by such person, (iii) the applicable amounts required to be withheld are fully paid by such person to the Company’s satisfaction, or (iv) such person’s Company Ordinary Shares and/or Company Warrants to the extent necessary to satisfy the full amount due with regards to Israeli Taxes were sold and the Israeli Taxes were remitted to the appropriate Governmental Authority.

1.10 Effect of Merger on Company Securities. Prior to the Closing (effective immediately prior to the Effective Time and the transactions described in Section 1.8), the Company shall effect the Recapitalization. For the avoidance of doubt, all Company Ordinary Shares and Continuing Company Options, in each instance, outstanding prior to the consummation of the Merger shall remain outstanding following the consummation of the Merger and shall in no way be affected by the Merger. For the avoidance of doubt, each Continuing Company Option, in each instance, outstanding immediately prior to (and as part of) the consummation of the Recapitalization shall, without any action on the part of the holder thereof and in accordance with the provisions of the Continuing Company Option, become an option to purchase such number of Company Ordinary Shares, in each instance determined by (i) multiplying the number of Company Ordinary Shares issuable upon such exercise of such Continuing Company Option by the Conversion Ratio and (ii) dividing the exercise price of such Continuing Company Option by the Conversion Ratio. No fractional Company Ordinary Shares shall be issued to holders of Company Ordinary Shares. All fractional Company Ordinary Shares shall be rounded to the next lower integral number of Company Ordinary Shares, and the adjusted purchase price or exercise price shall be computed to three decimal places and then rounded up to two decimal places.

1.11 VSAC Securities and Certificates.

(a) All securities issued upon the surrender of VSAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of VSAC Securities shall also apply to the Company Ordinary Shares and Company Warrants so issued in exchange. To the extent that such VSAC Securities are represented by physical certificates, the holders of such VSAC Securities will be provided a letter of transmittal to send their certificated VSAC Securities to the transfer agent and warrant agent for the Company Ordinary Shares and Company Warrants, which is the same as the transfer agent and warrant agent for VSAC Securities, and such transfer agent or warrant agent will, upon receipt of completed documentation, issue the Company Ordinary Shares and Company Warrants that are issuable in respect of the holder’s VSAC Securities. To the extent that the VSAC Securities are held in book entry, the issuance of Company Ordinary Shares or Company Warrants will automatically be made by the transfer agent and warrant agent.

9

(b) In the event any certificates shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.8; provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of VSAC and Merger Sub, the officers and directors of VSAC and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13 Tax Consequences. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and this Agreement is intended to constitute, and is adopted by the parties as, a “plan of reorganization” within the meaning of Treasury Regulation §§ 1.368-2(g) and 1.368-3. The parties agree that (i) each party hereto shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and (ii) none of the parties shall take, nor permit their respective Affiliates to take any action or position that reasonably would be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Law, in each case unless otherwise required by applicable Law.

1.14 Certain Adjustments. Notwithstanding any provision of this Article I to the contrary (but excluding in all instances any action taken as part of the Recapitalization), if, between the effectiveness of the Recapitalization and the Effective Time, (a) the outstanding Company Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the shares of Company Ordinary Shares issuable hereunder in exchange for VSAC Securities shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of signatures (including portable document format (.PDF)), as promptly as practicable, but no later than the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or, to the extent permitted by Law or under this Agreement, waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law or under this Agreement, waiver of such conditions at the Closing, at 10:00 a.m. local time in New York City, or at such other date, time or place (including remotely) as VSAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

10

Article III
REPRESENTATIONS AND WARRANTIES OF VSAC

Except as set forth in (i) the disclosure schedules delivered by VSAC to the Company on the date hereof (the “VSAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are filed with the SEC prior to the date hereof (excluding any forward looking disclosures or risk factor disclosures set forth therein, in each case, to the extent that such statements are predictive, cautionary, protective or forward-looking in nature), VSAC represents and warrants to the Company and Merger Sub, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. VSAC is a corporation incorporated, validly existing and in good standing under the Laws of the State of Delaware. VSAC has all requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as now being conducted. VSAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. VSAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. VSAC is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. VSAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required VSAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Special Committee and the board of directors of VSAC and (b) other than the Required VSAC Shareholder Approval, no other corporate proceedings on the part of VSAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, VSAC’s board of directors, at a duly called and held meeting, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of VSAC in accordance with the Delaware General Corporation Law, (ii) approved and adopted this Agreement, (iii) recommended that VSAC’s stockholders vote in favor of the approval of this Agreement, the Merger and the other VSAC Stockholder Approval Matters in accordance with the Delaware Law (the “SPAC Recommendation”) and (iv) directed that this Agreement and the VSAC Stockholder Approval Matters be submitted to VSAC’s stockholders for their approval. This Agreement has been, and each Ancillary Document to which VSAC is a party shall be when delivered, duly and validly executed and delivered by VSAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of VSAC, enforceable against VSAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

11

3.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of VSAC is required to be obtained or made in connection with the execution, delivery or performance by VSAC of this Agreement and each Ancillary Document to which it is a party or the consummation by VSAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Consents to be obtained pursuant to the Antitrust Laws, (b) such other filings expressly contemplated by this Agreement, (c) any filings required to be made with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) such other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of VSAC to consummate transactions contemplated by this Agreement.

3.4 Non-Contravention. The execution and delivery by VSAC of this Agreement and each Ancillary Document to which it is a party, the consummation by VSAC of the transactions contemplated hereby and thereby, and compliance by VSAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of VSAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to VSAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by VSAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of VSAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any VSAC Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to be material to VSAC or reasonably be expected to have a material effect on the ability of VSAC to enter into or perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

12

3.5 Capitalization.

(a) VSAC is authorized to issue 1,000,000 shares of Preferred Stock, par value $0.0001 per share, none of which are outstanding, 100,000,000 shares of VSAC Class A Stock, of which 10,547,700 shares are issued and outstanding, and 10,000,000 shares of VSAC Class B Stock, of which 2,530,000 shares are issued and outstanding. The issued and outstanding VSAC Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of VSAC Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, VSAC’s Organizational Documents or any Contract to which VSAC is a party. None of the outstanding VSAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, VSAC does not have any Subsidiaries or own any equity interests in any other Person and VSAC does not have any right or obligation pursuant to any Contract or otherwise to acquire any equity interests in any other Person.

(b) Except as set forth in Schedule 3.5(a), and except with respect to the Subscription Agreements relating to the PIPE Investment, including any Subscription Agreement for PIPE Investment subsequent to the date of this Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of VSAC, (B) obligating VSAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold, or repurchased any options or shares or securities convertible into or exchangeable for such shares of VSAC, or (C) obligating VSAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares of VSAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of VSAC to repurchase, redeem or otherwise acquire any shares of VSAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which VSAC is a party with respect to the voting of any shares of VSAC.

(c) All Indebtedness of VSAC as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of VSAC contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by VSAC or (iii) the ability of VSAC to grant any Lien on its properties or assets.

(d) Since the date of formation of VSAC, and except as contemplated by this Agreement, VSAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and VSAC’s board of directors has not authorized any of the foregoing.

13

3.6 SEC Filings and VSAC Financials.

(a) VSAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by VSAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, VSAC has delivered or made available to the Company copies in the form filed with the SEC of all of the following: (i) VSAC’s annual reports on Form 10-K for each fiscal year of VSAC beginning with the first year VSAC was required to file such a form, (ii) VSAC’s quarterly reports on Form 10-Q for each fiscal quarter that VSAC was required to file such reports in order to disclose its quarterly financial results, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by VSAC with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise publicly made available to the SEC. (A) VSAC Units, VSAC Class A Ordinary Shares and VSAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq, (B) VSAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such VSAC Securities, (C) there are no Actions pending or, to the Knowledge of VSAC, threatened against VSAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such VSAC Securities on Nasdaq and (D) all VSAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq. There are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the SEC Reports. There is no Action, proceeding or investigation pending or, to the Knowledge of VSAC, threatened against VSAC by Nasdaq or the SEC with respect to any intention by such entity to deregister any VSAC Securities or prohibit or terminate the listing of any VSAC Securities on Nasdaq. VSAC has taken no action that is designed to terminate the registration of the VSAC Securities under the Exchange Act. VSAC has not received any written or, to VSAC’s Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the VSAC Securities.

(b) The financial statements and notes of VSAC contained or incorporated by reference in the SEC Reports (the “VSAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of VSAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). The VSAC Financials, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 8-03 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of VSAC, as of their respective dates and the results of operations and the cash flows of VSAC, for the periods presented therein.

14

(c) Except as and to the extent reflected or reserved against in VSAC Financials, VSAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in VSAC Financials, other than Liabilities arising in the Ordinary Course of Business since its inception on August 13, 2021, all of which shall be accurately reflected or reserved against in the VSAC Financials filed as part of the SEC Reports subsequent to date of this Agreement.

(d) VSAC has established and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of Nasdaq. VSAC’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by VSAC in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to VSAC’s management as appropriate to allow timely decisions. VSAC is not required to disclose or include a report of management’s assessment regarding internal control over financial reporting or an attestation report of VSAC’s registered public accounting firm. As an Emerging Growth Company, VSAC is not required to provide auditor attestation to its internal controls. This representation is qualified to the extent that, if VSAC’s internal controls were reviewed by its independent auditors, such auditors would determine that VSAC’s disclosure controls and procedures and internal controls over financial reporting are not effective.

3.7 Absence of Certain Changes. VSAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since the consummation of the IPO, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. VSAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on VSAC, and VSAC has not received written notice alleging any violation of applicable Law in any material respect by VSAC.

15

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of VSAC, threatened Action to which VSAC is subject which would reasonably be expected to have a Material Adverse Effect on VSAC. There is no material Action that VSAC has pending against any other Person. VSAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. VSAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on VSAC.

3.10 Taxes and Returns.

(a) VSAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has timely paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in VSAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where VSAC files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against VSAC in respect of any Tax, and VSAC has not been notified in writing of any proposed Tax claims or assessments against VSAC (other than, in each case, claims or assessments for which adequate reserves in VSAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of VSAC’s assets, other than Permitted Liens. VSAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by VSAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, VSAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) VSAC does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing of Taxes).

(d) VSAC is Tax resident only in its jurisdiction of formation.

(e) VSAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(f) The Sponsor is Tax resident only in its jurisdiction of formation.

16

3.11 Employees and Employee Benefit Plans. VSAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. VSAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. VSAC does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which VSAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by VSAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of VSAC as its business is currently conducted, any acquisition of material property by VSAC, or restricts in any material respect the ability of VSAC from engaging in business as currently conducted by it or from competing with any other Person (together with the Trust Agreement, each, a “VSAC Material Contract”). All VSAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each VSAC Material Contract: (i) the VSAC Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) the VSAC Material Contract is legal, valid, binding and enforceable in all material respects against VSAC and, to the Knowledge of VSAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) VSAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by VSAC, or permit termination or acceleration by the other party, under such VSAC Material Contract; and (iv) to the Knowledge of VSAC, no other party to any VSAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by VSAC under any VSAC Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between VSAC and any (a) present or former director, officer or employee or Affiliate of VSAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of VSAC’s outstanding capital stock as of the date hereof.

3.15 Investment Company Act. VSAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

17

3.16 Finders and Brokers. Except for EF Hutton, a division of Benchmark Investments LLC, who is serving as financial advisors to the Special Committee, BDO Ziv Haft Consulting and Management Ltd., who has provided a fairness opinion to the Special Committee, and ARC Group Ltd., who is serving as financial advisors to VSAC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from VSAC, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of VSAC.

3.17 Opinion of Financial Advisor. The Special Committee has received an opinion dated August 11, 2022 of BDO Ziv Haft Consulting and Management Ltd. to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration to be paid by the Company to VSAC’s stockholders pursuant to this Agreement and the Merger is fair from a financial point of view to VSAC and its stockholders . It is agreed and understood that such opinion, a copy of which will be provided to the Company promptly following execution of this Agreement for informational purposes only, is for the benefit of the Special Committee and may not be relied on by the Company or Merger Sub.

3.18 Certain Business Practices.

(a) Neither VSAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of VSAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder VSAC or assist it in connection with any actual or proposed transaction.

(b) The operations of VSAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving VSAC with respect to any of the foregoing is pending or, to the Knowledge of VSAC, threatened.

(c) None of VSAC or any of its directors or officers, or, to the Knowledge of VSAC, any other Representative acting on behalf of VSAC is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and VSAC has not, since its formation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions.

18

3.19 Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by VSAC relating to VSAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and VSAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of VSAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by VSAC. VSAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on VSAC.

3.20 Information Supplied. None of the information supplied or to be supplied by VSAC expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents or (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by VSAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, VSAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

3.21 Independent Investigation. VSAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Merger Sub for such purpose. VSAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to VSAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies or Merger Sub or this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to VSAC pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

19

3.22 Trust Account. As of the date of this Agreement, VSAC has at least $102,718,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of VSAC and the Trustee, enforceable in accordance with its terms subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Class A Ordinary Shares who from and after the date hereof shall have exercised their redemption rights) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay any Tax obligation, including franchise Tax, owed by VSAC as a result of assets of VSAC or interest or other income earned on the Trust Account and up to $50,000 to pay dissolution expenses, and (B) to redeem Class A Ordinary Shares pursuant to the redemption rights. There are no Actions pending or, to the Knowledge of VSAC, threatened with respect to the Trust Account.

3.23 Company Representations. VSAC, on behalf of itself and its Affiliates, acknowledges and agrees that neither the Company nor any of its Affiliates has made any representation or warranty, express or implied, to VSAC, other than as set forth in Article IV.

3.24 No Other Representation. Except for the representations and warranties contained in this Article III, (i) neither VSAC nor any other Person or entity on behalf of VSAC has made or makes any representation or warranty, whether express or implied, with respect to VSAC, its Affiliates or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company, its Affiliates or any of their Representatives by or on behalf of VSAC, and (ii) neither VSAC nor any other Person or entity on behalf of VSAC has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of VSAC or its Affiliates, whether or not included in any management presentation. VSAC, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article IV, neither the Company nor any other Person or entity on behalf of the Company has made or makes, and VSAC and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, the Target Companies, the business thereof, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to VSAC or any of its officer, directors, employees, agents, representatives, lenders, Affiliates or any other Person acting on its behalf by or on behalf of the Company’s officers, directors, employees, agents, representatives, lenders or Affiliates.

20

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to VSAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to VSAC, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a company duly organized, validly existing under the Israeli Companies Law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as proposed to be conducted except as would not materially and adversely impact the consolidated business and operations of the Company and the Target Companies. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 1 lists each Target Company and the jurisdictions in which each Target Company is qualified to conduct business and all names other than its legal name under which each Target Company does business. The Company has provided to VSAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. A correct and complete list of the directors and officers of each Target Company is set forth on Schedule 4.1. Except as set forth in Schedule 4.1, no Person has any right to designate any director or officer of any Target Company. The Company is not in violation of any provisions of, and no other Target Company is in violation of any material provision of, its Organizational Documents.

4.2 Authorization; Binding Agreement. Each of the Company and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which (a) the Company is a party and the consummation of the Transactions, have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents and the Israeli Companies Law, and (b) Merger Sub is a party and the consummation of the Transactions, have been duly and validly authorized by the board of directors of Merger Sub and by the Company as sole shareholder of Merger Sub in accordance with Merger Sub’s Organizational Documents, the Delaware Law, and any other applicable Law and any Contract to which Merger Sub or the Company is a party or bound. No other corporate proceedings on the part of the Company or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions other than the approval of this Agreement and the Transaction by the Company’s shareholders as required by the Existing Articles and the Israeli Companies Law (the “Required Company Shareholder Approval”). Except as set forth in Schedule 4.2, Other than the Required Company Shareholder Approval, there is no shareholder of the Company or any Target Company whose Consent (other than as set forth in the Existing Articles) is required for the execution of this Agreement by the Company and the performance by the Company of its obligations under this Agreement and the Ancillary Documents to which it is a party. This Agreement has been, and each Ancillary Document to which the Company or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Company or Merger Sub, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Required Company Shareholder Approval and the Enforceability Exceptions. The Voting Agreements delivered by the Company include holders of Company Ordinary Shares representing at least the Required Company Shareholder Approval, and such Voting Agreements are in full force and effect subject to the Enforceability Exception.

21

4.3 Capitalization.

(a) The registered (authorized) share capital of the Company is NIS 200,000 divided into 1,800,000 Company Ordinary Shares, of which 192,369 are outstanding, and 200,000 Company Participating Shares, none of which are outstanding. Schedule 4.3(a) sets forth, as of the date hereof, the number of issued and outstanding shares of each class or series of share capital of the Company, and identifies the holders, beneficially and of record, thereof. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of the Israeli Companies Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) No Company Ordinary Shares, other equity securities or capital stock, options, warrants or similar rights of any Target Company are reserved for issuance to officers, directors, employees or consultants of any Target Company pursuant to any Benefit Plan or otherwise, except as set forth in Schedule 4.3(b). Except as set forth in Schedule 4.3(b) or with respect to the Recapitalization, there are no outstanding Company Convertible Securities, and there are no preemptive rights or rights of first refusal or first offer, nor are there any outstanding Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. The Company is not party to any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents or with respect to the Recapitalization, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, except as expressly contemplated by this Agreement including with regard to the Recapitalization, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

22

(c) Except as disclosed in the Company Financials, no Target Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of any Target Company, and the board of directors of no Target Company has authorized any of the foregoing.

(d) No shareholder of any Target Company has any rights of appraisal with respect to the Recapitalization or the Merger, whether pursuant to the Existing Articles, the Israeli Companies Law or any agreement between any Target Company and such shareholder.

4.4 Subsidiaries.

(a) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.001 per shares, all of which are owned by the Company. Schedule 4.4(a) sets forth the name of each other direct or indirect Subsidiary of the Company and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, and (d) any contractual limitation on the ability of the Company to exercise voting control of the Subsidiary. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company, any of its Subsidiaries or any of its or their Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary, and consummating the Transactions contemplated by this Agreement will not result in a change in control or otherwise give rights to any equity holder in any Subsidiary. Except as set forth in Schedule 4.4(a), there are no outstanding or authorized options, warrants, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company, except as provided in Schedule 4.4(a). Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a) and as provided in Section 4.4(b), the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth in Schedule 4.4(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries.

23

(b) No Target Company is a participant in any joint venture, partnership or similar arrangement and no Target Company owns any equity interests of any Person (other than the Company’s Subsidiaries) except as set forth in Schedule 4.4(b). There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, guaranty, capital contribution or otherwise) in, any other Person. Schedule 4.4(b) sets forth with respect to each Person described in this Section 4.4(b), the name of the Person, the nature of the agreement, the amount invested, advanced or committed by any Target Company, the equity interest of the Company in such Person and any provisions which affect any change in such equity interest, the nature and the amount of the financial commitment of any Target Company, any obligations of any Target Company to any such Person and the rights of any Target Company with respect to the control, management, or rights of any such Person and any other material information relating to the agreement between the Company and any such Person.

4.5 Merger Sub. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

4.6 Governmental Approvals. Except as otherwise described in Schedule 4.6, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or Merger Sub of this Agreement or any Ancillary Documents or the consummation by the Company or Merger Sub of the Transactions other than (a) such Consents expressly contemplated by this Agreement, (b) pursuant to Consents to be obtained pursuant to the Antitrust Laws expressly contemplated by this Agreement and (c) those Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of the Company or Merger Sub to consummate the transactions contemplated by this Agreement.

4.7 Non-Contravention. Except as otherwise described in Schedule 4.7, the execution and delivery by the Company and Merger Sub (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which such Person is a party, and the consummation by any Target Company of the Transactions and compliance by such Person with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any such Person’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Person or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Person under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Person under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Company or reasonably be expected to have a material effect on the ability of the Company or the Merger Sub to enter into or perform its obligations under this Agreement or the Ancillary Documents to which it is a party or to consummate the transactions contemplated by this Agreement.

24

4.8 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the reviewed consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet as of June 30, 2022 (the “Interim Balance Sheet Date”), and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six-month period from January 1, 2022 through June 30, 2022 (the “Interim Financials”), (ii) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets as of December 31, 2021, and 2020 and the consolidated statements of comprehensive income, statement of changes in shareholder equity and cash flow statements for each of the years then ended, all of which have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financials”), and (iii) once available and delivered by the Company, any audited financial statements of the Target Companies for periods following the Interim Balance Sheet Date that the Target Companies’ certified public accountants may issue, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Additional Audited Financials”). The Audited Financials and any Additional Audited Financials shall be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such Audited Financials or Additional Audited Financials, as applicable, fairly present in all material respects the consolidated financial position and results of operations and cash flows of the Target Companies as of the dates or for the periods indicated in accordance with GAAP. True and correct copies of the Company Financials have been provided to VSAC; provided, however, that (I) the Interim Financials stated in this Section 4.8(a) delivered prior to the execution of this Agreement represent unreviewed draft financials (the “Draft Interim Financials”), and (II) the Audited Financials stated in this Section 4.8(a) delivered prior to the execution of this Agreement represent unaudited draft financials (the “Draft Audited Financials”). The Company Financials, including for the avoidance of doubt, the Draft Interim Financials, the Draft Audited Financials, the Interim Financials, the Audited Financials and any Additional Audited Financials: (i) are true and correct and accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with Accounting Standards, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective balance sheet dates and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated in accordance with GAAP. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Audited Financials will not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Audited Financials or as to all such items on an aggregate basis, and the Interim Financials will not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Interim Financials or as to all such items on an aggregate basis.

25

(b) Each Target Company maintains books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used in accordance with such Target Company’s management directives, (ii) material transactions of the Target Companies are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company in accordance with applicable Accounting Standards, (iv) the reporting of such Target Company’s assets is compared with existing assets at the intervals required by applicable Accounting Standards and verified in accordance therewith for actual amounts, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, in each instance, in accordance with applicable Accounting Standards. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. To the Knowledge of the Company, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.8(c). Except as disclosed on Schedule 4.8(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.8(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) reflected or reserved on or provided for in accordance with applicable Accounting Standards in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021 contained in the Company Financials, or (ii) not material or that were incurred after December 31, 2021 in the Ordinary Course of Business (other than Liabilities for breach of any Contract or violation of any Law), or (iii) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by a Target Company of any of its covenants or agreements in this Agreement or any Ancillary Document to which such Target Company is or will be a party or the consummation of the transactions contemplated hereby or thereby.

26

(e) All accounts receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the Ordinary Course of Business, or represent advance payments with respect to future services or products ordered from the Company, and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any material right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.9 Absence of Certain Changes. Except as set forth on Schedule 4.9 or for actions expressly contemplated by this Agreement, and except for COVID-19 Actions which in the reasonable judgment of the Company are required to be taken or implemented by the Company or any of the other Target Companies since December 31, 2021, each Target Company has (a) conducted its business only in the Ordinary Course of Business consistent with past practice, and (b) not been subject to a Material Adverse Effect.

4.10 Compliance with Laws. Except as set forth on Schedule 4.10, no Target Company is in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2017, any written or, to the Knowledge of the Company oral, notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties; assets; officers or directors (solely in their capacity as representatives of the Company), employees or consultants (or any one on their behalf, including their heirs and beneficiaries); business; or operations are or were bound or affected.

4.11 Company Permits. Each Target Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to VSAC true, correct and complete copies of all Company Permits, all of which Company Permits are listed on Schedule 4.11. There is no employee or, to the Knowledge of the Company, consultant or service provider of a Target Company who is required to be licensed by a Governmental Authority in order for the Target Company to conduct its business in the normal course. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened except where the failure thereof will not have a Material Adverse Effect. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

27

4.12 Litigation. Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened; or (b) Order, investigation, examining or auditing now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.12, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past three (3) years, to the Knowledge of the Company, none of the current officers or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation of a Governmental Authority.

4.13 Material Contracts.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to VSAC, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.13(a) a “Company Material Contract”) that:

(i) contains covenants that limit in any material manner the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company, strategic relationship or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or strategic relationship;

(iii) involves any agreement relating to the supply of product to, the purchase of product for, or the performance of services by or to any Target Company, in each instance, which are material to the consolidated business and operations of the Target Companies;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

28

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the Ordinary Course of Business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(ix) is with any Top Customer or Top Vendor (as such terms are defined below);

(x) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000;

(xi) is between any Target Company and any directors, officers or employees of a Target Company (other than employment arrangements with employees entered into in the Ordinary Course of Business consistent with past practice and are terminable by the Target Company for any reason upon less than 32 days’ notice without incurring any liability), including all non-competition, severance and indemnification agreements, or any Related Person;

(xii) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture, limited partnership or a strategic relationship agreement);

(xiii) relates to a settlement entered into within three (3) years prior to the date of this Agreement under which any Target Company currently has outstanding obligations (other than customary confidentiality obligations);

(xiv) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software.

29

(b) Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written, or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.14 Intellectual Property.

(a) Schedule 4.14(a)(i) sets forth: (i) all Patents and pending Patent applications, Trademarks and service mark registrations and pending applications, Copyright registrations and pending applications and registered Internet Assets in which a Target Company is the owner, applicant or assignee or to which it received an exclusive license, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration is pending, and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Software owned or purported to be owned by a Target Company. Schedule 4.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Intellectual Property commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), under which a Target Company is a licensee. Except as set forth in Schedule 4.14 (a)(ii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses or that such Target Company otherwise has the right to use.

30

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions reasonably necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any material event occurred that with notice or lapse of time or both would constitute a material default thereunder. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are to the Knowledge of the Company, valid and in force with all applicable maintenance fees paid, and all applications to register any Copyrights, Patents and Trademarks by a Target Company are pending and in good standing, and where applicable, each Target Company has disclosed to the applicable government office or agency all material prior art known by such Target Company in connection with Patents and Patent Applications.

(c) Schedule 4.14(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor, other than non-exclusive agreements entered into with customers of a Target Company in the Ordinary Course of Business substantially in the Target Company’s standard form (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed in all material respects all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned by or licensed to the Target Companies. No Target Company has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by or exclusively licensed to a Target Company, or (ii) grants or requires the Target Company to grant any third Person any right with respect to any Intellectual Property owned by or exclusively licensed to a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned or purported to be owned by or exclusively licensed to any Target Company (“Company IP”).

31

(e) All Persons including each Target Company’s founders, officers, directors, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property for a Target Company or in the course of its employment or other engagement with a Target Company (each such person, a “Creator”) have (i) agreed to maintain the confidentiality of the trade secrets of the applicable Target Company and (ii) irrevocably assigned to such Target Company by way of assignment of exclusive ownership of all Intellectual Property Rights authored, invented, created, improved, modified, or developed by such Person on behalf of a Target Company in the course of such Creator’s employment or other engagement with such Target Company and, in the case of the Company’s founders, also in connection with the Target Company or its business, including prior to and in contemplation of the incorporation of the Company; and (iii) waived all non-assignable rights in and to such Intellectual Property, including moral rights and the right to receive royalties or any other consideration in respect thereof. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned or purported to be owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned or purported to be owned by a Target Company. Each Target Company has taken reasonable security measures in accordance with best industry standards in order to protect the secrecy, confidentiality and value of the material Company IP. There are no current or, to the Company’s Knowledge, threatened, claims from any Creator for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 1967. Neither of the Target Companies’ founders, officers, employees, or individuals that a Target Company intends to hire, own any right, title or interest in any Intellectual Property that is required for any of the Target Companies’ business as currently conducted or as currently proposed to be conducted.

(f) Except as set forth in Schedule 4.14(f)(i), no facilities, grants or resources of any governmental organization, hospital, university, college, other educational institution or research center (“Governmental Grants” and “Institution”, respectively) was used in the development of any Intellectual Property owned or purported to be owned or, to the Knowledge of the Company, used or licensed by any of the Target Companies. Except as set forth in Schedule 4.14(f)(ii), to the Knowledge of the Company, no founder, employee, consultant or independent contractor of any of the Target Companies who was involved in, or who contributed to, the creation or development of any Company IP, was under restrictions resulting from his/her relations with any third party, including any Institution that resulted or may result in imposing any restrictions or obligations on any of the Target Companies or use of such Company IP or of any Institution having an ownership interest in any Company IP. The Target Companies are in compliance with all laws, regulations, rules, guidelines, contracts and undertakings in connection with all Governmental Grants that the any of Target Companies applied for or received.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License.

32

(h) None of the Target Companies or any of their founders, employees, consultants or any other person or entity then acting on their behalf has licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the license, or to the Knowledge of the Company disclosed or delivered or permitted the disclosure or delivery, to any escrow agent or other person or entity of, any source code of Company IP. No event has occurred, and to the Target Companies’ knowledge, no circumstance or conditions exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, result in the disclosure or delivery by any of the Target Companies or any person or entity then acting on its behalf (including without limitation the founders) to any other person or entity of any source code of Company IP.

(i) Except as set forth in Schedule 4.14(i), none of the Target Companies has (i) incorporated open source materials into, bundled with or combined open source materials with, the Company IP or any of the products of a Target Company; or (ii) distributed open source materials in conjunction with any Company IP or any of the products of a Target Company; or (iii) used open source materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Target Company with respect to any Company IP or grant, or purport to grant, to any third party, any rights or immunities under any Company IP (including using any open source materials that require, as a condition of use, modification and/or distribution of such open source materials that other software incorporated into, derived from or distributed with such open source materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge). With respect to any open source materials that are were used by a Target Company in any way, the Target Company has been and is in compliance with all applicable licenses with respect thereto.

4.15 Privacy.

(a) Each Target Company is in compliance in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of Personal Information and its own privacy policies and guidelines (the “Data Security Requirements”). The Transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements.

(b) (i) No Person has obtained unauthorized access to third party information and Personal Information in the possession of any Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, which required disclosure or notification under applicable Data Security Requirements, and (ii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such Personal Information has been received by a Target Company.

(c) Since December 31, 2017, the Company has taken reasonable steps in accordance with industry standards (as customary in companies of similar size offering similar services) to protect and maintain the confidential nature of the Personal Information provided to such Target Company by any Person and secure any such Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse.

(d) None of the Target Companies has received any written notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Laws with respect to Personal Information possessed by the Target Companies.

33

4.16 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax. There are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against such Target Company. There are no Liens with respect to any Taxes upon any of Company’s assets, other than Permitted Liens. No Target Company has outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing of Taxes).

(c) Each Target Company has materially complied with all applicable Laws relating to the withholding and remitting of Taxes.

(d) No Target Company has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(e) Any Target Company required to be registered for purposes of Israeli value added tax is duly registered and has materially complied with all requirements concerning Israeli value added Tax (“VAT”). Each Target Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) except as set forth in schedule 4.16(e), if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No non-Israeli Target Company is required to register in Israel for Israeli VAT purposes. Each Target Company required to register for VAT under the laws of any country other than Israel has so registered and has collected and paid over to the taxing authority all VAT required to be collected and paid over.

(f) Except as set forth in schedule 4.16(f), no Target Company is benefiting (or has benefited) from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Israeli Capital Investment Encouragement Law – 1959, including but not limited to Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status. No Target Company has retained earnings that would be subject to Israeli corporate Tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA) in the framework of the Capital Investment Law) or other actions that are deemed as dividend for these purposes.

34

(g) No Target Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Israeli Income Tax Ordinance New Version, 1961, as amended, and the rules and regulations promulgated thereunder (the “Ordinance”), a “reportable opinion” under Sections 131D of the Ordinance, or a “reportable position” under Section 131E of the Ordinance or any similar provision under any other local or foreign Tax Law, and including with respect to VAT.

(h) The Company currently complies and has always complied in the past with all the relevant requirements of Section 102 of the Ordinance (including the relevant sub-section of Section 102 and the requirements and guidance of ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Options only following the lapse of the required 30-day period from the filing of the equity incentive plan with the ITA, the receipt of the required written consents from the grantees, the appointment of the Section 102 trustee to hold the Section 102 options, and the due deposit of such Section 102 options with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable), with respect to any Company option issued pursuant to the provisions of such section. Each Target Company equity incentive plan and any amendments thereto were timely and duly filed with the ITA and with the Company’s Section 102 trustee, as applicable, and all Company options purported by the terms of the grant thereof to be granted under Section 102(b)(2) of the Ordinance (capital gains route) (“Section 102 Options”) shall be taxed in accordance therewith.

(i) No Target Company is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(j) No Target Company has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(k) Each Target Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to any Target Company are arm’s length prices for purposes of the applicable laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A to the Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target Companies.

(l) Each Target Company is Tax resident only in its jurisdiction of formation.

(m) No claim has been made in writing by any Government Authority in a jurisdiction in which any Target Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

35

(n) No Target Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) No Target Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(p) No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date. No Target Company has made an election pursuant to Section 965(h) of the Code.

4.17 Real Property. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases). Schedule 4.17 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to VSAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition.

36

4.18 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $100,000 is set forth on Schedule 4.18, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company. The Company has provided to VSAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.19 Employee Matters.

(a) Except for extension orders applicable to all employees in Israel, no Target Company is, and has been at any time, either directly or by operation of law, a party to or otherwise bound by or subject to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees, consultant, independent contractor, officer or manager, of any of the Target Companies. No current officer or key employee of a Target Company has provided such Target Company notice of his or her plan to terminate his or her employment with any Target Company or to go on leave of absence, and the Company has no Knowledge that any current officer or key employee of a Target Company intends to terminate his or her employment with any Target Company within the next twelve (12) months.

(b) Each Target Company (i) is and has been in compliance in all material respects with all applicable Laws relating to employment and labor and the employment agreements listed in such Schedule 4.19(b), including Laws relating to employment and employment practices, terms and conditions of employment and other related labor matters, including health and safety and wages and hours, and other Laws relating to discrimination, sexual harassment, disability, labor relations, classification and payment of employees and independent contractors, any local orders relating to COVID-19, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any past due arrears of wages, any Taxes, or due arrears of transfer to employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds, or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or other labor-related matters, or alleging breach of any express or implied contract relating to labor matters, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct or other unlawful act of a similar nature in connection with the labor relationship.

37

(c) Each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to VSAC by the Company.

(d) All of the independent contractors and service providers and their representatives who provide services to the Target Company and that are involved in the development of intellectual property of the Company are a party to a written Contract with a Target Company. Each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to VSAC by the Company. For the purposes of applicable Law, all independent contractors who are currently, or since the Company’s organization have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company and would not reasonably be expected to be misclassified as an employee of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee. Each of the Target Companies has not engaged any personnel through manpower or other similar third-party agencies and has no Liability with respect to any misclassification of (i) any employee leased from another employer or (ii) any employee currently or formerly classified as exempt from overtime compensation.

4.20 Benefit Plans.

(a) Set forth on Schedule 4.20(a)(i) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Company Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to VSAC accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iii) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

38

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely and fully made; (v) each of the Target Company’s liability towards employees regarding pension arrangements, severance pay, accrued vacation, recreation pay and contributions to all pension plans and/or Company Benefit Plan are fully funded or, solely with respect to accrued vacation, recreation pay, in case that such are not fully funded, are adequately reserved in accordance with GAAP and are reflected on the Company Financials; (vi) Section 14 of the Israel Severance–Pay Law - 1963 (“Section 14 Arrangement”) was properly applied in accordance with the terms of the general Permit issued by the Israeli Labor Minister regarding mandatory pension arrangement regarding all Company Target employees based on 8.33% of their full salaries and from their commencement date of employment and, upon the termination of employment of any of the such employees, any Target Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement; and (vii) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(e) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.21 Environmental Matters.

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would be reasonably expected to adversely affect such continued compliance with Environmental Permits and Environmental Laws.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material, in each case, that has not been resolved or that would be reasonably expected to result in a material liability.

39

(c) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation under applicable Environmental Laws.

(e) The Company has provided to VSAC all final and non-privileged environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

(f) To the Company’s Knowledge, there is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

4.22 Transactions with Related Persons. No Target Company nor any of its Affiliates, nor any officer, director or 5% beneficial owner of the equity of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of a Target Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the Ordinary Course of Business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No Target Company is party to any Contract with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.22 specifically identifies those Contracts, arrangements or commitments set forth on such Schedule 4.22 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty. All material transactions since the incorporation of the Company between the Company and Related Persons that require approvals pursuant to Sections 268 to 284 of the Israeli Companies Law, or pursuant to the Existing Articles have been duly approved. To the Company’s Knowledge, no officer or director of any Target Company: (i) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Target Company or (B) any other entity in any material business arrangement or relationship with any Target Company; provided, however, that the ownership of securities listed on any national securities exchange representing less than 2% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Target Company for the business; (iii) has outstanding any Indebtedness owed to any Target Company; or (iv) has received any funds from the Target Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the Ordinary Course of Business.

40

4.23 Insurance.

(a) Schedule 4.23(a) lists all insurance policies held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to VSAC. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Knowledge of the Company, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.23(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim in excess of $50,000. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying or has denied coverage.

4.24 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.25 Top Customers and Vendors. Schedule 4.25 lists, by Dollar volume received or paid, as applicable, for each of the years ended December 31, 2021 and 2020, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest vendors of goods or services to the Target Companies (the “Top Vendors”). The relationships of each Target Company with such vendors and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated or advised any Target Company of its plan or intention to terminate any relationship of such Person with a Target Company and the Company has no Knowledge that any Top Vendor or Top Customer intends to terminate any material relationship of such Person with a Target Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially its relationship with a Target Company, and (iii) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Vendor or Top Customer.

41

4.26 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the equivalent Laws of Israel or of the country in which any Target Company is located or conducts business,(iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any anti-corruption Laws, or (iv) otherwise made any unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, since the Company’s inception. Neither the Target Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been (i) a Person named on any Sanctions List and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a country or territory which is itself the subject of or VSAC of any Sanctions and Export Control Laws; (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

42

(d) No Target Company has received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of any anti-corruption Laws.

(e) No Target Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter. The business of the Target Companies and Merger Sub does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Law, and the business of the Target Companies does not require any Target Company to obtain a license from the Israeli Ministry of Economy and/or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization, marketing or export of technology or financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, in the last five (5) fiscal years.

4.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.28 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from either VSAC or the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

4.29 Information Supplied. None of the information supplied or to be supplied by the Company or Merger Sub expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of VSAC or its Affiliates.

43

4.30 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the VSAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of VSAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of VSAC set forth in this Agreement (including the related portions of the VSAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of VSAC for the Registration Statement; and (b) none of VSAC or its Representatives have made any representation or warranty as to VSAC or this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of the VSAC Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto, or with respect to the information provided by or on behalf of VSAC for the Registration Statement.

4.31 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents to which it is a party, any fact necessary to make the statements or facts contained therein not materially misleading.

4.32 No Other Representations or Warranties; No Reliance. Except for the representations and warranties contained in this Article IV, (i) neither the Company nor any other Person or entity on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to the Company, its Affiliates, its business or operations, or any of their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to VSAC, its Affiliates or any of its Representatives by or on behalf of the Company, and (ii) neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, to VSAC with respect to any projections, forecasts, estimates or budgets made available to VSAC, their Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Company, its Affiliates or its business, whether or not included in any management presentation. The Company, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article III, neither VSAC nor any other Person or entity on behalf of VSAC has made or makes, and the Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to VSAC, its Affiliates or its respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or its Affiliates or any of their Representatives by or on behalf of VSAC.

44

Article V
COVENANTS

5.1 Access and Information

(a) During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement in accordance with Section 7.1, or (ii) the Closing (the “Interim Period”), subject to Section 5.14 and the Confidentiality Agreement, each of the Company and Merger Sub shall give, and shall cause their respective Representatives to give (subject, in each instance to (x) compliance with applicable Law, (y) the Company’s desire to maintain attorney-client privilege or other similar rights at its reasonable discretion, and (z) the consent of or other conditions required by a Contract counterparty or service provider), VSAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies as VSAC or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including monthly unaudited financial statements) and cause each of the Representatives of the Company and Merger Sub to reasonably cooperate with VSAC and its Representatives in their investigation; provided, however, that VSAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Merger Sub; provided, further, that such access may be limited to the extent any of the Target Companies or Merger Sub reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of any of the Target Companies or Merger Sub. VSAC hereby agrees that, during the Interim Period, it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, the business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege; provided that, in each such case of clause (i), (ii) or (iii), the Company will inform VSAC of the same and use commercially reasonable efforts to seek any required consent or implement appropriate procedures to enable the disclosure of such information (including, if applicable, in a manner that does not jeopardize any attorney-client privilege); and provided further, that no information or knowledge obtained by VSAC in any investigation conducted pursuant to the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to VSAC hereunder.

45

(b) During the Interim Period, subject to Section 5.13 and the Confidentiality Agreement, VSAC shall give (subject, in each instance to (x) compliance with applicable Law, (y) VSAC’s desire to maintain attorney-client privilege or other similar rights at its reasonable discretion, and (z) the consent of or other conditions required by a Contract counterparty or service provider), and shall cause its Representatives to give, the Company, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to VSAC or its Subsidiaries, as the Company, Merger Sub or their respective Representatives may reasonably request regarding VSAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of VSAC’s Representatives to reasonably cooperate with the Company and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of VSAC or any of its Subsidiaries; provided, further, that such access may be limited to the extent VSAC or its Subsidiaries reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of VSAC or its Subsidiaries. Notwithstanding the foregoing, VSAC shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege; provided that, in each such case of clause (i), (ii) or (iii), VSAC will inform the Company of the same and use commercially reasonable efforts to seek any required consent or implement appropriate procedures to enable the disclosure of such information (including, if applicable, in a manner that does not jeopardize any attorney-client privilege); and provided further, that no information or knowledge obtained by the Company in any investigation conducted pursuant to the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of VSAC set forth in this Agreement or otherwise impair the rights and remedies available to the Company hereunder.

5.2 Conduct of Business of the Company and Merger Sub.

(a) Unless VSAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (A) as expressly contemplated by this Agreement, including but not limited with regard to the Recapitalization and the PIPE Investment, (B) as required by Law (including any COVID-19 Measures) or (C) as set forth on Schedule 5.2, the Company and Merger Sub shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to (i) except for COVID-19 Actions which in the reasonable judgment of the Company (after consultation with VSAC) are required to be taken or implemented by the Company or any of the other Target Companies during the Interim Period, conduct their respective businesses, in all material respects, in the Ordinary Course of Business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations.

46

(b) Without limiting the generality of Section 5.2(a) and except (A) as contemplated by the terms of this Agreement, including but not limited with regard to the Recapitalization, (B) as required by Law (including any COVID-19 Measures) or (C) as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of VSAC (such consent not to be unreasonably withheld, conditioned or delayed), except for COVID-19 Actions which in the reasonable judgment of the Company (after consultation with VSAC) are required to be taken or implemented by the Company or any of the other Target Companies during the Interim Period, neither the Company nor Merger Sub shall, and each shall cause the Target Companies to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) except in connection with the exercise, adjustment or replacement of options outstanding as of the date of this Agreement or the grant of options to employees in the Ordinary Course of Business consistent with past practices, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or other similar rights to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) except for the Recapitalization, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the Ordinary Course of Business, consistent with past practice, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any consultant, officer, manager director or employee engaged or employed as of the date of this Agreement, in each case, other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the Ordinary Course of Business consistent with past practice;

47

(vi) except for the Recapitalization: (i) make or rescind any material election relating to Taxes; (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (iii) file any amended Tax Return or claim for refund; (iv) make any material change in its accounting or Tax policies or procedures; or (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); in each case except as required by applicable Law or in compliance with GAAP or otherwise;

(vii) terminate, waive or assign to any Person that is not a Target Company any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the Ordinary Course of Business;

(viii) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Party’s outside auditors;

(xii) waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiii) close or materially reduce its activities;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

48

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of any Target Company;

(xviii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business consistent with past practice); or

(xix) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of VSAC.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (A) as expressly contemplated by this Agreement (including as contemplated by the Redemption and the PIPE Investment), (B) as required by Law (including any COVID-19 Measures), or (C) or as set forth on Schedule 5.3, VSAC shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business consistent with past practice, (ii) comply with all Laws applicable to VSAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.3(a) and except (A) as expressly contemplated by this Agreement (including as contemplated by the Redemption and the PIPE Investment), (B) as required by Law (including any COVID-19 Measures), or (C) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), VSAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities.

49

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $200,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $200,000 in the aggregate (provided, that this Section 5.3(b)(iv) shall not prevent VSAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Transaction Expenses incurred in connection with the consummation of the Transactions, including the PIPE Investment);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner;

(vii) terminate, waive or assign any material right under any VSAC Material Contract or enter into any Contract that would be a VSAC Material Contract, in any case outside of the Ordinary Course of Business consistent with past practice;

(viii) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting VSAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, VSAC or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in VSAC Financials;

50

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(xiv) make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Transaction Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any Transaction Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the Ordinary Course of Business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

5.4 Delivery of Interim Financials, Audited Financials and Subsequent Annual and Interim Financial Statements.

(a) The Company shall deliver the Interim Financials, as approved by the Board of Directors of the Company and signed by an officer of the Company, which shall have been reviewed in accordance with PCAOB reviewing standards by a PCAOB registered independent auditor and which shall not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Interim Financials or as to all such items on an aggregate basis, not later than such date as may be necessary to include the Interim Financials in the initial filing of the Registration Statement.

51

(b) The Company shall deliver the Audited Financials, as approved by the Board of Directors of the Company and signed by an officer of the Company, which shall have been audited in accordance with PCAOB auditing standards by a PCAOB registered independent auditor which shall not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Audited Financials or as to all such items on an aggregate basis, not later than such date as may be necessary to include the Audited Financials in the initial filing of the Registration Statement.

(c) During the Interim Period, within forty-five (45) calendar days following the end of each three-month quarterly period or such earlier date as such financial statements need to be available for inclusion in the Registration Statement, the Company shall deliver to VSAC unaudited consolidated financial statements, including a consolidated balance sheet, consolidated statement of operations and comprehensive income (loss), changes in shareholders’ equity, consolidated statements of cash flows and notes to financial statements prepared in accordance with GAAP. If the form of the Registration Statement requires inclusion of such interim financial statements in the Registration Statement, the Company will also provide comparable financial statements for the prior year and the interim financial statements shall comply with Rules 8-03 and 8-04 of Regulation S-X.

(d) During the Interim Period, the Company shall provide VSAC, within sixteen (16) days after the end each calendar month, with financial information for the month and the year to date in such form as VSAC may reasonably request.

(e) During the Interim Period, the Company will also promptly deliver to VSAC copies of any audited financial statements of the Target Companies that a certified public accountant of any Target Company may issue.

5.5 Redemptions. During the Interim Period, the Parties will use their reasonable best efforts to minimize the amount of funds in the Trust Account paid to VSAC’s shareholders in the Redemption.

5.6 VSAC Public Filings. During the Interim Period, VSAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of VSAC Units, VSAC Class A Stock and VSAC Public Warrants on Nasdaq. During the Interim Period, VSAC shall, to the extent possible, provide the Company with a reasonable review period prior to making any public filing with the SEC and, with respect to filings that relate to this Agreement and the Merger, will consider in good faith any suggestion or revision that may be proposed by the Company or its representatives.

52

5.7 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and Merger Sub and their respective Subsidiaries, a transaction (other than the transactions contemplated by this Agreement including for the avoidance of doubt the Recapitalization) concerning the sale of (x) all or any material part of the business or assets of any Target Companies (other than sales of products and services in the Ordinary Course of Business) or (y) any of the shares or other equity interests or profits of any Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests or assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise (subject, in each instance, to actions otherwise expressly permitted by this Agreement, including Sections 5.2 and5.3) and (B) with respect to VSAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for VSAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company or VSAC, as applicable, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, an Acquisition Proposal or potential Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party with the intention of facilitating an Acquisition Proposal.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be reasonably expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

53

5.8 No Trading. The Company and Merger Sub each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of VSAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (together, the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and Merger Sub each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of VSAC, communicate such information to any third party other than to its representatives in connection with the transactions contemplated hereunder who need to know such information and understand the confidential nature of the information and the restrictions on selling securities when in possession of material non-public information, knowingly take any other action with respect to VSAC in violation of such Laws, or knowingly aid, assist, cause or encourage any third party to do any of the foregoing.

5.9 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective material properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.10 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall use reasonable best efforts to cooperate with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

54

(b) In furtherance and not in limitation of Section 5.10(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

55

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to the Company, during the Interim Period, the Company, and Merger Sub shall take all actions necessary to cause the Company to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company’s Ordinary Shares and the Company Warrants to be issued under this Agreement to the holders of VSAC Common Stock and the Company Ordinary Shares issuable upon exercise or conversion of the Company Warrants outstanding prior to the Effective Time, which Registration Statement will also contain a proxy statement of VSAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from VSAC stockholders for the matters to be acted upon at the VSAC Special Meeting and providing the Public Shareholders an opportunity in accordance with VSAC’s Organizational Documents and the IPO Prospectus to have their VSAC Class A Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the VSAC Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from VSAC stockholders to vote, at a special meeting of VSAC stockholders to be called and held for such purpose (the “VSAC Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions, (ii) the approval of the issuance of VSAC Securities in the PIPE Investment, by VSAC stockholders in accordance with VSAC’s Organizational Documents, the Delaware Law and the rules and regulations of the SEC and Nasdaq, if applicable, (iii) the approval of the Restated VSAC Certificate, (iv) such other matters as the Company and VSAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i), (ii), (iii) and (iv)), collectively, the “VSAC Stockholder Approval Matters”), and (v) the adjournment of the VSAC Special Meeting, if necessary or desirable in the reasonable determination of VSAC. In connection with the Registration Statement and the Merger, the Company shall (w) assist VSAC in obtaining Nasdaq approval of the Merger and the change of control resulting from the Merger, (x) file any listing application necessary for the listing of the Company on Nasdaq as successor issuer to VSAC, (y) file a registration statement (the “1934 Act Registration Statement”) pursuant to the Securities Exchange Act of 1934 and request effectiveness of the 1934 Act Registration Statement concurrently with the effectiveness of the Company’s listing of its securities on Nasdaq, and (z) provide VSAC with evidence reasonably requested by VSAC that the Company qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

56

(b) The Company undertakes to obtain the Required Company Shareholder Approval in the manner required by the Existing Articles and the Israeli Companies Law for (i) the adoption and approval of this Agreement and the Transactions (including to the extent required, the issuance of Company Securities pursuant to this Agreement, including the PIPE Investment), in accordance with the Existing Articles and the Israeli Companies Law and, to the extent applicable, regulations of the SEC and Nasdaq, (ii) the approval of the Restated Company Articles and the Recapitalization; (iii) the adoption and approval of the Equity Plan (as defined in Section 5.17 below), which will provide that the total awards under such Equity Plan when combined with awards under the Company Equity Plan will be a number of Company Ordinary Shares equal to the sum of (a) five percent (5%) of the aggregate number of Company Ordinary Shares issued and outstanding immediately after the Closing, plus (b) such number of Company Ordinary Shares issuable pursuant to the Company Equity Plan after giving effect to the Recapitalization, (iv) the appointment of the members of the Post-Closing Company Board of Directors in accordance with Section 5.16 hereof, (v) the issuance of Company Ordinary Shares and the assumption by the Company of the VSAC Warrants pursuant to this Agreement and the Assignment, Assumption and Amendment to Warrant Agreement, including (x) the Company Ordinary Shares issued in connection with the PIPE Investment, (y) the Company Ordinary Shares issuable pursuant to the Recapitalization, and (z) the Company Ordinary Shares issuable upon exercise of the VSAC Warrants assumed by the Company and Continuing Company Options; and (vi) such other matters as the Company and VSAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (vi), collectively, the “Company Shareholder Approval Matters”). The Company shall solicit from the holders of all outstanding shares of the Company proxies or written consents in favor of the Company Shareholder Approval Matters, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Voting Agreements.

57

(c) VSAC and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Registration Statement shall include such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. In connection with the Registration Statement and the Proxy Statement, the Company and VSAC will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules, VSAC’s Organizational Documents, the Israeli Companies Law, the Delaware Law and the rules and regulations of the SEC and Nasdaq.

(d) VSAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the VSAC Special Meeting and the Redemption. Each of VSAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and VSAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. VSAC and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to VSAC’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and VSAC’s Organizational Documents.

(e) VSAC and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Company shall promptly provide VSAC with copies of any written comments, and shall inform VSAC of any material oral comments, that the Company or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the VSAC Special Meeting and the Redemption promptly after the receipt of such comments and shall give VSAC a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, VSAC (with the reasonable cooperation of the Company) shall distribute the Proxy Statement to VSAC’s shareholders and, pursuant thereto, shall call the VSAC Special Meeting in accordance with the Delaware Law for a date no later than thirty (30) days following the effectiveness of the Registration Statement. After the Registration Statement is declared effective under the Securities Act, VSAC shall solicit proxies from the VSAC stockholders to vote in favor of the VSAC Stockholder Approval Matters, as approved by the VSAC board of directors, which approval shall also be included in the Registration Statement.

58

(g) If on the date for which the VSAC Special Meeting is scheduled, VSAC has not received proxies representing a sufficient number of shares to obtain the Required VSAC Shareholder Approval, whether or not a quorum is present, VSAC may make one or more successive postponements or adjournments of the VSAC Special Meeting. VSAC may also adjourn the VSAC Special Meeting to establish a quorum or if the VSAC stockholders have elected to redeem a number of shares of VSAC Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 6.2(e) not being satisfied. Notwithstanding the foregoing, without the consent of the Company, in no event shall VSAC adjourn the VSAC Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Outside Date. Except as otherwise required by applicable Law, VSAC covenants that none of the VSAC board of directors (including any committee thereof) or VSAC shall withdraw, withhold or modify, or publicly propose a change to any recommendation in support of the Transactions.

(h) VSAC and the Company shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, VSAC’s Organizational Documents, the Existing Articles and this Agreement in the preparation, filing and distribution of the Registration Statement and Proxy Statement, the listing on Nasdaq, any solicitation of proxies thereunder, the calling and holding of the VSAC Special Meeting and the Redemption.

(i) The Company (with reasonable cooperation from VSAC) shall take such steps as are necessary for the listing of the Company Ordinary Shares and the Company Public Warrants on Nasdaq, as a successor issuer, and shall provide such information as is necessary to obtain Nasdaq approval of such listing.

5.13 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates or any of their respective representatives without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of VSAC and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

59

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, VSAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Sponsor shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby. From and after the Effective Time, any matter requiring VSAC approval shall require the approval of the Sponsor.

5.14 Confidential Information.

(a) The Company and Merger Sub agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any VSAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder or to comply with applicable Law, Order or Action), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of VSAC Confidential Information without VSAC’s prior written consent; and (ii) in the event that the Company, Merger Sub, or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes compelled to disclose any VSAC Confidential Information by Law, Order or Action, (A) provide VSAC to the extent legally permitted with prompt written notice of such requirement so that VSAC or an Affiliate thereof may seek, at VSAC’s cost, a protective Order or other remedy or waive compliance with this Section 5.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or VSAC waives compliance with this Section 5.14(a), furnish only that portion of such VSAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such VSAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to VSAC or destroy (at the Company’s election) any and all copies (in whatever form or medium, including electronic) of VSAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations, correspondence and other writings related thereto or based thereon; provided, however, that the Company and Merger Sub and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies, provided, however, that any such VSAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

60

(b) VSAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder or to comply with applicable Law, Order or Action)), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that VSAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes compelled to disclose any Company Confidential Information by Law, Order or Action, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, VSAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at VSAC’s election) any and all copies (in whatever form or medium, including electronic) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations, correspondence and other writings related thereto or based thereon; provided, however, that VSAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies, provided, however, that any such Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, VSAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(c) For the avoidance of doubt, the obligations set forth in this Section 5.14 are in addition to and shall not supersede any continuing obligations under any confidentiality agreement between or among the Parties.

5.15 Documents and Information. After the Closing Date, the Company shall, and shall cause its Subsidiaries (including the Target Companies) to, until the fifth (5th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of VSAC and the Target Companies in existence on the Closing Date.

61

5.16 Post-Closing Board and Executive Officers.

(a) The Parties shall take all necessary action, including causing the then-serving directors of the Company to resign, so that effective as of the Effective Time, the Company’s board of directors (the “Post-Closing Company Board of Directors”), subject to the Restated Company Articles, will consist of seven directors, consisting of (i) three directors designated prior to the Closing by the Company, at least one of whom shall be considered independent under Nasdaq requirements and an External Director under the Israeli Companies Law, (ii) one director designated prior to the Closing by the Sponsor, and (iii) three directors who shall be considered independent under Nasdaq requirements and an External Director under the Israeli Companies Law mutually agreed on by the Company and VSAC in accordance with the diversity standards then-applicable to directors of companies listed on Nasdaq and, subject to the requirements of Israeli law with respect to External Directors, allocated into classes on any classified board of directors mutually acceptable to the Company and VSAC, provided, however, that the composition of the Post-Closing Company Board of Directors shall at all times comply with all rules, regulations and requirements (including but not limited to all director independence and corporate governance rules) of each of the Israeli Companies Law and Nasdaq.

(b) The Parties shall take commercially reasonable actions so that the individuals serving as the executive officers, of the Company immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing.

5.17 Equity Incentive Plan. Prior to the initial filing of the Registration Statement, VSAC and the Company shall prepare a new equity incentive plan for the Company (the “Equity Plan”), which may be or include an amendment and restatement of the existing Company Equity Plan or which may be a new plan separate and in addition to the existing Company Equity Plan, which will provide that the total awards under such Equity Plan combined with the total awards under the Company Equity Plan will be a number of Company Ordinary Shares equal to the sum of (a) five percent (5%) of the aggregate number of Company Ordinary Shares issued and outstanding immediately after the Closing, plus (b) the number of Company Ordinary Shares issuable pursuant to the Company Equity Plan after giving effect to the Recapitalization. The Equity Plan shall be designed to be qualified under Section 102 of the Ordinance and shall otherwise be in form and substance mutually acceptable to VSAC and the Company. Prior to the effectiveness of the Registration Statement, the board of directors of the Company shall approve and adopt the Equity Plan in the manner prescribed under applicable Laws, effective as of the Closing Date.

62

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of VSAC and the Company, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of VSAC or the Company (the “D&O Indemnified Persons”) as provided in VSAC’s or Company’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and VSAC or the Company, as applicable, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Company shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of VSAC and the Company, to the extent permitted by applicable Law. The provisions of this Section 5.18(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.18(a).

(b) The Company shall obtain at or prior to the Closing, and fully pay the premium for a “tail” directors and officers liability insurance policy that provides coverage for a seven-year period from and after the Effective Time for events occurring at or prior to the Effective Time (i) for VSAC’s directors, officers and other persons covered by VSAC’s current directors and officers liability policy which is substantially equivalent to and in any event not less favorable in the aggregate than VSAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, and (ii) for the benefit of the Company’s directors and officers, equivalent coverage, to the extent available (collectively, the “D&O Tail Insurance”). The Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c) Notwithstanding the foregoing (i) none of the Surviving Company or the Company shall be obligated to indemnify a D&O Indemnified Person with respect to any amount in relation to a claim of any type whatsoever to the extent such claim (or part thereof) has been paid to the D&O Indemnified Person (or paid directly to a third party on a D&O Indemnified Person’s behalf) by any directors and officers, or other type, of insurance maintained by the Surviving Company or the Company, and (ii) no D&O Indemnified Person shall settle any claim without the prior written consent of the Surviving Company and the Company (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Surviving Company or the Company: (A) settle any claim without either (x) the written consent of all D&O Indemnified Persons against whom such claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the claim relates for all D&O Indemnified Persons without admission or finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Person for any amounts paid in settlement of any threatened or pending claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

63

(d) On or prior to the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and VSAC with, or for the benefit of, the D&O Indemnified Persons, which indemnification agreements shall continue to be effective following the Closing Date. To the extent applicable, on or prior to the Closing Date, VSAC shall countersign such indemnification agreements with respect to any D&O Indemnified Person that was a director or officer of VSAC prior to the Merger for the purposes of acknowledging the termination of any applicable indemnification agreements between such D&O Indemnified Person and VSAC.

(e) The Company shall not have any obligation under this Section to any D&O Indemnified Persons when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Indemnified Person in the manner contemplated hereby is prohibited by applicable Law.

(f) The provisions of this Section 5.18 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

5.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by VSAC or the Company from the PIPE Investment shall first be used to pay the Company’s and VSAC’s accrued expenses, including VSAC’s deferred expenses of the IPO, any loans made by the Sponsor to VSAC, and the expenses incurred by the Parties in connection with the negotiation, execution and performed by the Parties of their respective obligations under this Agreement and the transactions contemplated hereby, including the Registration Statement, the Proxy Statement and the PIPE Transaction. Any remaining cash in the Trust Account will be distributed to the Company or a Target Company designated by the Company.

5.20 PIPE Investment.

(a) Prior to the effective date of the Registration Statement, VSAC and the Company may enter into and consummate subscription agreements in form and substance mutually acceptable in good faith to VSAC and the Company (each, a “Subscription Agreement”) among investors (the “PIPE Investors”) and either VSAC or the Company or both VSAC and the Company for an aggregate of up to $40,000,000 in connection with one or more private placements in VSAC and/or the Company, to purchase Company Ordinary Shares and/or VSAC Class A Common Stock, in each instance, to be consummated immediately prior to the Effective Time subject to the condition that the Closing occurs (the “PIPE Investment”); provided however, that the aggregate amount of PIPE Investments in Company Ordinary Shares pursuant to Subscription Agreements with the Company shall not exceed $10,000,000. Each of the Subscription Agreements, when executed by VSAC or the Company, shall have been duly authorized, executed and delivered by VSAC or the Company, as applicable and constitute the valid and binding obligation of VSAC and/or the Company, as applicable, enforceable against VSAC or the Company, as applicable, and, to the Knowledge of VSAC or the Company, as applicable, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. True and complete original or signed copies of each of the Subscription Agreements shall be delivered to VSAC and the Company prior to the Effective Time, and there will have been no conditions to closing of the transactions contemplated therein other than the conditions (if any) specifically stated therein. For the avoidance of doubt, (i) any Company Ordinary Shares issued in connection with the PIPE Investment shall be issued following the consummation of the Recapitalization but prior to the Effective Time, and (ii) accordingly, the number of Company Ordinary Shares, purchase price per share and other terms of the PIPE Investment shall not be affected in any manner by the Recapitalization.

64

(b) VSAC and the Company shall use their reasonable best efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements, and consummate the transactions contemplated thereby. Neither VSAC nor the Company shall terminate, or amend or waive in any manner, any Subscription Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. VSAC and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with all Subscription Agreements and use their respective reasonable efforts to cause such Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by VSAC). For avoidance of doubt, any Company Ordinary Shares issued in connection with the PIPE Investment shall be issued following the consummation of the Recapitalization (and the number of Company Ordinary Shares, purchase price per share and other terms of the Subscription Agreement shall not be modified in any way by the Recapitalization or the Conversion Ratio).

5.21 F-1 Registration Statement. The Company shall use commercially reasonable efforts to file, no later than 30 days following Closing, a registration statement on Form F-1 (the “F-1 Registration Statement”), covering the sale by the holders of the Company Ordinary Shares which are outstanding immediately following the Recapitalization, and, for the avoidance of doubt, prior to and excluding any Company Ordinary Shares to be issued to the PIPE Investors and any other securities of the Company to be registered pursuant to the Registration Statement in accordance with Section 5.12. The Company will use its commercially reasonably efforts to obtain effectiveness of the F-1 Registration Statement as soon as practicable after the filing thereof.

5.22 Employment Agreements. Prior to the Closing, the Company shall (i) enter into employment contracts with minimum terns of three (3) years with each of the Senior Executive Officers and (ii) use its commercially reasonable efforts to cause each of the Senior Executive Officers to enter into employment agreements between each such person and the applicable Target Company, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and VSAC.

5.23 Tax Matters.

(a) Transfer Taxes. The Party required under Law to file all necessary Tax Returns and other documentation, and pay any necessary Taxes, with respect to any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger shall do so, and any other Party shall cooperate and join in the execution of any such Tax Returns and other documentation as necessary, and each of the VSAC and the Company shall share the costs of all such Taxes and fees equally.

65

(b) Tax Treatment. Each Party shall (i) use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its Knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment and (ii) cause, in each case for U.S. federal income tax purposes, Merger Sub to be treated, or elect to be treated (if necessary), as an association taxable as a corporation for U.S. federal income tax purposes as of the effective date of its formation and not subsequently change such classification effective on or prior to the Closing Date. Each Party shall report the Merger consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(c) Following the Merger the Surviving Company shall, for at least six (6) months following the Closing Date, either (i) continue VSAC’s “historic business” (with the meaning of Treasury Regulations Section 1.368- 1(d)(2)), or (ii) use a significant portion of VSAC’s “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business. For at least two (2) years following the Closing, the Company will not cause the Surviving Company to (i) dispose of more than 50% of the assets held by it at Closing pursuant to one or more distributions or other transfers where the Surviving Company does not receive an exchange of net value in such transfer, (ii) make any distribution or other transfer that fails to satisfy the requirements of Treasury Regulations Section 1.368-2(k)(1)(i) (in the case of a distribution), Treasury Regulations Section 1.368-2(k)(1)(ii) (in the case of a transfer other than a distribution), or (iii) otherwise take any action that would result in an actual or deemed liquidation of the Surviving Company for U.S. federal income tax purposes.

(d) Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.24 NASDAQ Listing. The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement to have been approved: (b) the Company to satisfy all applicable initial listing requirements of NASDAQ; and (c) the Company Ordinary Shares issuable in accordance with this Agreement, including the Merger, and the Company Warrants resulting from the assumption of the VSAC Warrants to be approved for listing on NASDAQ (and VSAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall pay all fees of NASDAQ in connection with the application to list and the listing of Company Ordinary Shares and Company Warrants on NASDAQ.

66

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and VSAC of the following conditions:

(a) Required Shareholder Approval.

(i) The VSAC Stockholder Approval Matters shall have been submitted to the vote of the shareholders of VSAC at the VSAC Special Meeting in accordance with the Proxy Statement and each VSAC Stockholder Approval Matter shall have been approved by the requisite vote of the stockholders of VSAC at the VSAC Special Meeting in accordance with VSAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required VSAC Shareholder Approval”).

(ii) The Company Shareholder Approval Matters shall have been approved by the requisite vote of the shareholders of the Company either (x) at a special meeting of shareholders or (y) by a written consent in lieu of a meeting, in either case in accordance with the Existing Articles and Israeli Law.

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(c) shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(d) shall have each been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and the PIPE Investment, VSAC or the Company shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

67

(h) Nasdaq Listing. The Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved, and the Company Ordinary Shares and the Company Warrants shall have been approved for listing on Nasdaq subject to official notice of issuance, and the listing application shall cover (a) all of the Company Ordinary Shares that are issued and outstanding upon completion of the Merger, are issuable upon exercise of all Company Warrants outstanding at the Effective Time, and all Continuing Company Options and the Company Ordinary Shares issuable pursuant to the Equity Plan, and (b) all of the publicly-traded Company Warrants to the extent required by Nasdaq.

(i) Composition of the Board. The members of the Post-Closing Company Board of Directors shall have been elected or appointed as of the Closing in accordance with the requirements of Section 5.16.

(j) Recapitalization; Amendment to Company Articles. Prior to the Effective Time, the Company shall (i) have consummated the Recapitalization, and (ii) provide evidence that the Company’s shareholders have adopted the Restated Company Articles in form and substance mutually agreeable to VSAC and the Company, and shall have provided VSAC with evidence of such adoption.

(k) Foreign Private Issuer. The Company shall qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

6.2 Conditions to Obligations of the Company and Merger Sub. In addition to the conditions specified in Section 6.1, the obligations of the Company and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of VSAC set forth in Sections 3.5(a) and (b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and, except for (A) issuances of securities to the PIPE Investors pursuant to their Subscription Agreements as contemplated in Section 5.20 above and (B) redemptions of shares of VSAC Class A Common Stock at the request of the holders thereof in connection with the merger contemplated herein in accordance with VSAC’s Organizational Documents, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, (ii) the representations contained in Section 3.7(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of such time, (iii) the representations and warranties of VSAC set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement) and Section 3.16 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time), and (iv) all of the other representations and warranties of VSAC set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, VSAC.

68

(b) Agreements and Covenants. VSAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to VSAC since the date of this Agreement which is continuing and uncured.

(d) Resignation of Directors and Officers. At or prior to the Closing, the directors and officers of VSAC shall have resigned or otherwise removed, effective as of or prior to the Closing.

(e) Available Closing VSAC Cash. The Available Closing VSAC Cash shall be equal to or greater than $25,000,000; provided however, that the Parties may agree to adjust this condition on mutually agreed terms reflecting capital market conditions at the time of the Closing.

(f) Closing Deliveries.

(i) Officer’s Certificate. VSAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of VSAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d) and 6.2(e) with respect to VSAC.

(ii) Secretary Certificate. VSAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of VSAC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of VSAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required VSAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which VSAC is or is required to be a party or otherwise bound.

(iii) Good Standing. VSAC shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for VSAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of VSAC’s jurisdiction of organization and from each other jurisdiction in which VSAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

69

(iv) Assignment, Assumption and Amendment to Warrant Agreement. VSAC shall have received a copy of the Assignment, Assumption and Amendment to Warrant Agreement in substantially the form attached as Exhibit B hereto, duly executed by VSAC and the Warrant Agent.

(v) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing in substantially the form attached as Exhibit J hereto, duly executed by each Company Shareholder party thereto.

(vi) Lock-Up Agreements. VSAC shall have received a Lock-Up Agreement for each of the Significant Company Shareholders in substantially the form attached as Exhibit C hereto, duly executed by such Significant Company Shareholders, and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vii) Insider Letter Amendment. VSAC shall have received a copy of the Insider Letter Amendment in substantially the form attached as Exhibit I hereto, duly executed by the Sponsor, VSAC and the other parties to the Insider Letter.

6.3 Conditions to Obligations of VSAC. In addition to the conditions specified in Section 6.1, the obligations of VSAC to consummate the Transactions are subject to the satisfaction or written waiver (by VSAC) of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 4.3(a) and (b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and, except for the issuance of securities to the PIPE Investors pursuant to their Subscription Agreements as contemplated in Section 5.20, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, (ii) the representations contained in Section 4.9(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of such time, (iii) the representations and warranties of the Company set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.10 (Compliance with Laws), Section 4.11 (Company Permits) and Section 4.28 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time) and (iv) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or any Target Companies.

70

(b) Agreements and Covenants. The Company and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies on a consolidated basis since the date of this Agreement.

(d) Certain Ancillary Documents. Each of the Lock-Up Agreements and the Non-Competition Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Receipt of Audited Financials and Interim Financials. VSAC shall have received, in each case not later than such date as may be necessary to include them in the initial filing of the Registration Statement, (i) a copy of the Interim Financials, as approved by the Board of Directors of the Company and signed by an officer of the Company, which shall have been reviewed in accordance with PCAOB reviewing standards by a PCAOB registered independent auditor and which shall not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Interim Financials or as to all such items on an aggregate basis, and (ii) a copy of the Audited Financials, as approved by the Board of Directors of the Company and signed by an officer of the Company, which shall be audited in accordance with PCAOB auditing standards by a PCAOB registered independent auditor and which shall not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Audited Financials or as to all such items on an aggregate basis.

(f) Closing Deliveries.

(i) Officer’s Certificate. VSAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c) with respect to the Target Companies.

(ii) Company Secretary Certificate. The Company shall have delivered to VSAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, (C) the resolutions of the shareholders as to approval of Company Shareholders Approval Matters, and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

71

(iii) Good Standing. The Company shall have delivered to VSAC good standing certificates (or similar documents applicable for such jurisdictions approving that the relevant company is active and, in the case of each Israeli incorporated entity, is not a “breaching company”) for each Target Company certified as of a date no earlier than five (5) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(g) Employment Agreements. VSAC shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and VSAC, as contemplated in Section 5.22, each such employment agreement duly executed by the parties thereto.

(h) Non-Competition and Non-Solicitation Agreements. VSAC shall have received a non-competition and non-solicitation agreement from each of the Senior Executive Officers in the form attached hereto as Exhibit D (a “Non-Competition Agreement”), effective as of the Closing duly executed by each such Senior Executive Officer and the Company,

(i) Assignment, Assumption and Amendment to Warrant Agreement. VSAC shall have received a copy of the Assignment, Assumption and Amendment to Warrant Agreement in substantially the form attached as Exhibit B hereto, duly executed by the Company and the Warrant Agent.

(j) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing in substantially the form attached as Exhibit J hereto, duly executed by the Company and each Company Shareholder party thereto.

(k) Founder Registration Rights Agreement Amendment. The Founder Registration Rights Agreement Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing in substantially the form attached as Exhibit E hereto, duly executed by the Company and the Sponsor.

(l) Lock-Up Agreements. VSAC shall have received a Lock-Up Agreement for each of the Significant Company Shareholders in substantially the form attached as Exhibit C hereto, duly executed by each such Significant Company Shareholder and the Company, and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(m) Insider Letter Amendment. VSAC shall have received a copy of the Insider Letter Amendment in substantially the form attached as Exhibit I hereto, duly executed by the Sponsor, the Company and the other parties to the Insider Letter.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement in all material respects.

72

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, subject in the case of VSAC to the written approval by the Special Committee as contemplated herein, as follows:

(a) by mutual written consent of VSAC and the Company;

(b) by written notice by VSAC or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either VSAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement in any material respect was the cause of, or resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to VSAC, if (i) there has been a breach by VSAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of VSAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to VSAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company or Merger Sub is in material uncured breach of its representations, warranties or covenants in this Agreement;

73

(e) by written notice by VSAC to the Company, if (x)(i) there has been a breach by the Company or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by VSAC or (B) the Outside Date; provided, that VSAC shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time VSAC is in material uncured breach of its representations, warranties or covenants in this Agreement, or (y) in the reasonable opinion of VSAC, there is a material adverse difference in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations either individually or on an aggregate basis, (i) between those set forth on the Audited Financials and those set forth on the Draft Audited Financials or (ii) between those set forth on the Interim Financials and those set forth on the Draft Interim Financials;

(f) by written notice by VSAC to the Company, if there shall have been a Material Adverse Effect on the Target Companies on a consolidated basis following the date of this Agreement; or

(g) by written notice by either VSAC or the Company to the other if the VSAC Special Meeting is held (including any adjournment or postponement thereof) and has concluded, VSAC’s or the Company’s shareholders have duly voted, and the Required VSAC Shareholder Approval or Company Shareholder Approval was not obtained.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7 prior to the valid termination of this Agreement), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to (i) seek equitable relief in accordance with Section 9.7, or (ii) terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Section 8.1, unless otherwise provided for in this Agreement, all Transaction Expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such expenses; provided, however, that, at or following the Closing, all expenses payable by the Company and VSAC shall be payable by the Company or Merger Sub and may be paid from the Trust Account. Any filing fees and expenses with respect to any regulatory or government approval, including the Registration Statements, shall be borne equally by VSAC and the Company.

74

Article VIII
WAIVERS AND Releases

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company and Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that VSAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by VSAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of VSAC’s public shareholders (including overallotment shares acquired by VSAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, VSAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their VSAC Class A Stock in connection with the consummation of VSAC’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to VSAC’s Organizational documents to extend VSAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if VSAC fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, subject to extension as described in the Prospectus relating to VSAC’s IPO and any further extensions which may be approved by VSAC’s stockholders, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 of interest to pay dissolution expenses, and (d) to VSAC after or concurrently with the consummation of a Business Combination. For and in consideration of VSAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with VSAC or its Affiliates). The Company and Merger Sub each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by VSAC and its Affiliates to induce VSAC to enter in this Agreement, and each of the Company and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to VSAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against VSAC or its Representatives, each of the Company and Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to VSAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, VSAC and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event VSAC or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

75

Article IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile (if a facsimile number is given) email or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service that provides evidence of delivery or attempted delivery or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to VSAC at or prior to the Closing, to:

Vision Sensing Acquisition Corp.
Suite 500, 78 SW 7th Street

Miami, Florida 33130.
Attn: George Peter Sobek, Chairman and Chief Executive Officer
Telephone No.: (786) 633-2520
Email: georgesobek@hotmail.co.uk

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW. Suite 900
Washington, D.C. 20001
Attn: Andrew M. Tucker
Telephone No.: (202) 689-2800
Email: andy.tucker@nelsonmullins.com

Goldfarb Seligman & Co., Law Offices

Ampa Tower

98 Yigal Alon Street

Tel Aviv 67891, Israel

Attn.: Ido Zemach

Email: ido.zemach@goldfarb.com

76

If to the Company or Merger Sub: Newsight Imaging Ltd. Golda Meir 3 P.O.B 4114 Ness Ziona Israel 7414002. Attn: Eli Assoolin, Chief Executive Officer Email: eli@nstimg.com with a copy (which will not constitute notice) to:

Attn: Barry I. Grossman, Esq.

Jonathan Cramer, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

jcramer@egsllp.com

Gross & Co.

One Azrieli Center

Tel Aviv 67021, Israel

Attn.: Shlomo Farkas

Email: shlomo@gkh-law.com

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of VSAC and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Merger Sub and VSAC contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, Merger Sub or VSAC pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, Merger Sub and VSAC and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Merger Sub or VSAC or their respective Representatives with respect thereto. Subject to the last sentence of this Section 9.3, the covenants and agreements made by the Company, Merger Sub and VSAC in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms). Nothing in this Section 9.3 shall be construed to modify or otherwise affect the provisions of Section 5.18, Section 5.19, Section 9.4 and Article VIII.

9.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18 and of the Sponsor under Section 9.14, who the Parties acknowledge and agree are express third party beneficiaries of this Agreement for such purposes, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

77

9.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof, except that (i) the internal affairs of the Company and any provisions of this Agreement that are expressly or otherwise required to be governed by Israeli Companies Law, shall be governed by the Laws of Israel (without giving effect to choice of law principles thereof) and (ii) the Merger shall be governed by Delaware Law (without giving effect to choice of law principles thereof). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court located in the Southern District of New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, prior to the valid termination of this Agreement, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in any court of Israel, the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

78

9.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Company, Merger Sub and VSAC (which, in the case of VSAC, shall require the approval of the Special Committee).

9.10 Waiver. Each of VSAC and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Sponsor or its designee in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, annexes and Schedules attached hereto, which Exhibits, annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior or contemporaneous oral or written agreements and the understandings among the Parties with respect to the subject matter contained herein.

79

9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars”, “U.S. Dollars” or “$” means United States dollars and NIS means New Israeli Shekel. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to VSAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of VSAC and its Representatives and VSAC and its Representatives have been given access to the electronic folders containing such information.

9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

80

9.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Nelson Mullins Riley & Scarborough LLP (“NMRS”) and Goldfarb Seligman & Co. (“Goldfarb” and together with NMRS, “Sponsor Prior Counsel”) may have, prior to the Closing, jointly represented VSAC and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and have also represented VSAC, the Sponsor and/or their respective Affiliates in connection with matters other than the Transaction that is the subject of this Agreement, Sponsor Prior Counsel will be permitted in the future, after Closing, to represent VSAC, the Sponsor or their respective Affiliates in connection with matters in which such Persons are adverse to the Company, VSAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Merger Sub, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Sponsor Prior Counsel’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of the Company, Merger Sub and/or VSAC or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Sponsor Prior Counsel of the Sponsor, VSAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of Sponsor Prior Counsel with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by the Company or VSAC; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company, VSAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) and Gross & Co. may have, prior to the Closing, represented the Company and Merger Sub in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company, Merger Sub and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS and Gross & Co. will be permitted in the future, after the Closing, to represent the shareholders or holders of other equity interests of the Company on or prior to the Closing or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Newsight Group”) in connection with matters in which such Persons are adverse to the Company or the Surviving Company, including any disputes arising out of, or related to, this Agreement. The Company and Merger Sub hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’ and Gross & Co.’s future representation of any member of the Newsight Group in which the interests of such Person are adverse to the interests of Merger Sub, VSAC and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS or Gross & Co. of any member of the Newsight Group. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and the Newsight Group shall be deemed the client of EGS and Gross & Co. with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Newsight Group, shall be controlled by the Newsight Group and shall not pass to or be claimed by the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by the Surviving Company or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

81

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Standards” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of VSAC prior to the Closing.

“Ancillary Documents” means (A) the Restated VSAC Certificate, (B) the Assignment, Assumption and Amendment to Warrant Agreement, (C) the Lock-Up Agreements, (D) the Non-Competition Agreements , (E) the Founders Registration Rights Agreement Amendment, (F) the Sponsor Voting Agreement, (G) the Voting Agreements, (H) the Restated Company Articles, (I) the Insider Letter Amendment, (J) the Registration Rights Agreement, (K) the Equity Plan and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Available Closing VSAC Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account (after deducting the aggregate amount of payments required to be made in connection with the Redemption) or VSAC’s operating account, plus (b) the aggregate amount of cash that has been funded to and remains with, or that will be funded concurrently with the Closing to, VSAC pursuant to any PIPE Investment, after giving effect to the payment of the Transaction Expenses pursuant to the terms of Section 7.3.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not, and shall include any Foreign Plan.

82

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Israel or in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by VSAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement, or (ii) at the time of the disclosure by the Company or Merger Sub, or their respective Representatives to VSAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Equity Plan” means the Newsight Imaging Ltd. Share Option Plan (2016), as amended.

“Company Option” means, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised and granted under the Company Equity Plan.

“Company Ordinary Shares” means the ordinary shares, with a nominal value of NIS 0.1 per share, of the Company, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Company Securities” means the Company Ordinary Shares, and after the Closing, the Company Warrants, collectively.

83

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Confidentiality Agreement” means the non-disclosure agreement dated November 14, 2021, by and between the Company and VSAC.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses, franchises, leases and other instruments or obligations of any kind, written or, to the extent legally binding, oral (in each instance, including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Convertible Security” means any option, right, warrant, equity interest or other security directly or indirectly convertible into, or exercisable or exchangeable for, any form of capital stock or equity security of a Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID 19” means SARS CoV 2 or COVID 19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Actions” means all actions taken, planned, or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of COVID-19, its impact on economic conditions, its impact on the operations of the Company or any of the other Target Companies, risks to the health and safety of any Person or the recovery from COVID-19 (including, if applicable, actions taken, planned or planned to be taken to reopen and restore the level of business activities of the Company or any Target Company).

“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, pronouncement, or recommendation promulgated by any Governmental Authority, including the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

84

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, as each relates to exposure to Hazardous Materials, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Export Control Laws” means U.S. and non-U.S. export control, economic sanctions, trade embargoes, import, and anti-boycott laws, including but not limited to the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.)

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, and includes any plans that are required by the laws of a country other than the United States.

“Fraud Claim” means any claim based common law fraud under New York Law.

85

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business consistent with past practices), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar written instrument, (d) all obligations of such Person under leases that are or should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, regardless of whether such instrument has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the Letter Agreement, dated as of November 1, 2021, by and among VSAC, its officers, its directors and the Sponsor.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software, Company IP Licenses and other intellectual property.

“Internet Assets” means any all registered domain names.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of VSAC Units pursuant to the IPO Prospectus.

86

“IPO Prospectus” means the final prospectus of VSAC, dated as of November 1, 2021, and filed with the SEC on November 1, 2021 (File No. 333-259766).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 11.1 of the Company Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter, or (ii) any other Party, (A) if an entity, the actual knowledge of the directors and executive officers of such Person or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, hypothecation, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, in each instance, other than Permitted Liens.

87

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions; provided, however, that any such fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) changes generally affecting the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business, or the U.S. or global financial markets, including interest rates or currency exchange rates, trade tariffs or changes therein or the outbreak or escalation of war whether or not declared (including the Russia-Ukraine war) or acts of terrorism (including cyberterrorism) or the effects of the recent global interest rate increases, and the effects thereof on the entire high-tech industry; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate; (iii) changes in GAAP, or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), other force majeure events or natural disaster, including pandemics (COVID-19 variations included) or any COVID-19 Actions or COVID-19 Measures, or any change in such COVID 19 Measures or the interpretation or enforcement thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) (vi), with respect to VSAC, the consummation and effects of the Redemption; (vii) the execution, delivery, announcement or pendency of this Agreement and the Transactions (including as a result of the identities of the Parties and including the loss (or threatened loss) of any employee, other than a Person named in Schedule 6.3(g), supplier, distributor or customer or other commercial relationship resulting therefrom); (viii) any action or failure to act required or prohibited to be taken by a Party pursuant to the terms of this Agreement or action or omission taken or omitted to be taken at the written request, or with the written consent, of the other Party; or (ix) any change or proposed change in any Law or the interpretation thereof (including any COVID-19 Measures); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred but solely to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to VSAC, the amount of the Redemption shall not be deemed to be a Material Adverse Effect on or with respect to VSAC.

“Nasdaq” means the Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinary Course of Business” means with respect to a Person (i) the ordinary course of that Person’s business consistent with past practices, or (ii) any reasonable actions or omission in response to or otherwise related to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” means February 3, 2023.

“Patents” means any patents, patent applications and, including the inventions, designs, methods, processes, compositions of matter, and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

88

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) other Liens imposed by operation of Law arising in the Ordinary Course of Business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto; (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business; (d) Liens arising under this Agreement or any Ancillary Document; (e) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (f) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (g) Liens incurred or deposits made in the Ordinary Course of Business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (h) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property for the operation of the business; (i) Liens not created by the Company or any Target Company that affect the underlying fee interest of any real property utilized by such person, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (j) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (k) non-exclusive licenses of Intellectual Property granted by a Target Company in the Ordinary Course of Business, in each case other than such encumbrances or restrictions that are the direct and intended result of the affirmative vote or action occurring after the date of this Agreement by a Target Company; and (l) Liens to be released at Closing.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

89

“Personal Information” means information that identifies, relates to, or describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctions List” means the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Sectoral Sanctions Identifications List, and the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Unverified List and Entity List, as well as other restricted party lists issued by a Governmental Authority, as such other lists are applicable.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Executive Officers” means (i) Eli Assoolin, the Company’s Chief Executive Officer, (ii) Eyal Yatskan, the Company’s Chief Technology Officer, (iii) Beny Bar, the Company’s Chief Operating Officer, and (iv) Yaron Cohen, the Company’s Chief Financial Officer.

“Significant Company Shareholder” means each of the Company’s Shareholders set forth on Schedule 10.1 of the Company Disclosure Letter.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

90

“Special Committee” shall mean the special committee of the Board of Directors of VSAC, which shall consist of three members who are independent of the Company and its affiliates (as defined by Nasdaq Rule 5605(a)(2)). As used in this Agreement, the term “independent” shall refer to a person who does not have a relationship which, in the opinion of VSAC’s board of directors would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of VSAC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, capital gains, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, Israeli social security (Bituach Leumi) or similar, national health care (Bituach Briyut), excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, indexation, and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

91

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith and any common law rights therein), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means all fees and expenses of any of the Target Companies and VSAC incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of VSAC and any Target Company, including any all deferred expenses (including fees and commissions payable to underwriter if VSAC’s IPO).

“Trust Account” means the trust account established by VSAC with the proceeds from the IPO and a private placement pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 1, 2021, as it may be amended (including to accommodate the Merger), by and between VSAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Valid Certificate” means, in respect of a Payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company: (a) exempting such Payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions. For the avoidance of doubt, the WHT Ruling shall be deemed a Valid Certificate.

“VSAC Confidential Information” means all confidential or proprietary documents and information concerning VSAC or any of its Representatives; provided, however, that VSAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Merger Sub, or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement, or (ii) at the time of the disclosure by VSAC or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such VSAC Confidential Information. For the avoidance of doubt, from and after the Closing, VSAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“VSAC Private Warrants” means the warrants issued in a private placement to the Sponsor by VSAC at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of VSAC Common Stock per warrant at a purchase price of $11.50 per share.

92

“VSAC Public Warrants” means three-quarters of one redeemable warrant that was included in as part of each VSAC Unit, each whole warrant entitling the holder thereof to purchase one (1) share of VSAC Class A Stock at a purchase price of $11.50 per share.

“VSAC Securities” means VSAC Units, VSAC Common Stock and VSAC Warrants, collectively.

“VSAC Units” means the units issued in the IPO (including overallotment units acquired by VSAC’s underwriter) consisting of one (1) share of VSAC Class A Stock, and three-quarters of one redeemable warrant.

“VSAC Warrants” means VSAC Private Warrants and VSAC Public Warrants, collectively.

“Warrant Agent” means Continental Stock Transfer & Trust Company, as warrant agent under the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of November 1, 2021, as amended, by and between VSAC and the Warrant Agent.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the page numbers as set forth below adjacent to such terms:

1934 Act Registration Statement	57
Accounts Receivable	27
Acquisition Proposal	53
Additional Audited Financials	26
Agreement	1
Alternative Transaction	53
Antitrust Laws	55
Audited Financials	25
Business Combination	75
Cancelled Shares	6
Certificate of Merger	4
Closing	11
Closing Date	11
Closing Filing	60
Closing Press Release	60
Company	1
Company Benefit Plan	39
Company Financials	25
Company IP	32
Company IP Licenses	31
Company Material Contract	28
Company Permits	28
Company Personal Property Leases	37
Company Real Property Leases	37
Company Shareholder Approval Matters	58
Company Warrants	6
Continental	6
Continuing Company Options	9
Conversion Ratio	1
Creator	32
D&O Indemnified Persons	63
D&O Tail Insurance	63
Delaware Law	4
Draft Audited Financials	26
Draft Interim Financials	26
Effective Time	4
Enforceability Exceptions	12
Environmental Permit	40
Equity Plan	58
Exchange Agent	6

93

Existing Articles	4
F-1 Registration Statement	66
Federal Securities Laws	54
Founder Registration Rights Agreement	2
Founder Registration Rights Agreement Amendment	2
Governmental Grants	33
Insider Letter Amendment	3
Institution	33
Intended Tax Treatment	3
Interim Balance Sheet Date	25
Interim Financials	25
Interim Period	45
Israeli Companies Law	4
ITA	7
Lock-Up Agreement	2
Merger	1
Merger Sub	1
New VSAC Common Stock	2
Non-Competition Agreement	72
OFAC	19
Off-the-Shelf Software	31
Ordinance	35
Outbound IP License	31
Party	1
PIPE Investment	65
PIPE Investors	65
Post-Closing Company Board of Directors	62
Proxy Statement	57
Public Certifications	11
Public Shareholders	65
Recapitalization	1
Redemption	57
Registration Rights Agreement	3
Registration Statement	57
Related Person	41
Released Claims	76
reorganization	3
Required Company Shareholder Approval	22
Required VSAC Shareholder Approval	67
Restated Company Articles	4
Restated VSAC Certificate	2
SEC Reports	14
Section 14 Arrangement	39
Section 102 Options	36
Signing Filing	60
Signing Press Release	60
Specified Courts	78
Split	1
Sponsor	2
Subscription Agreement	65
Surviving Company	4
Top Customers	42
Top Vendors	42
Transactions	1
Voting Agreements	3
VSAC	1
VSAC Class A Stock	2
VSAC Class B Stock	2
VSAC Common Stock	2
VSAC Disclosure Schedules	11
VSAC Financials	15
VSAC Material Contract	17
VSAC Special Meeting	57
VSAC Stockholder Approval Matters	57
WHT Ruling	8

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

VSAC:

VISION SENSING ACQUISITION CORP.

By:	/s/ George Sobek
Name:	George Sobek
Title:	Chief Executive Officer

The Company:

NEWSIGHT IMAGING LTD.

By:	/s/ Eli Assoolin
Name:	Eli Assoolin
Title:	Chief Executive Officer

Merger Sub:

NEWSIGHT MERGERSUB, INC.

By:	/s/ Eli Assoolin
Name:	Eli Assoolin
Title:	Chief Executive Officer